U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Form SB-2/A-1
                                  -------------


                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              P--CE Computers, Inc.
                              ---------------------
                 (Name of small business issuer in its charter)

        Nevada                       3570                       880512821
----------------------     -------------------------      ---------------------
(State or jurisdiction         (Primary Standard             (I.R.S. Employer
of incorporation or        Industrial Classification      Identification Number)
    organization)                Code Number)

                          45630 Citrus Street, Suite E
                             Indio, California 92201
                 Phone: (760) 347-7322       Fax: (760) 347-7355
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                          45630 Citrus Street, Suite E
                             Indio, California 92201
          -------------------------------------------------------------
          (Address of principal place of business or intended principal place of business)

                                  Devlin Jensen
                             Barristers & Solicitors
                      2550 - 555 West Hastings, Vancouver,
                        British Columbia, Canada, V6B 4N5
                             Attention: Mike Shannon
                    Phone: (604) 684-2550 Fax: (604) 684-0916
            --------------------------------------------------------
            (Name, address and telephone number of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                 As soon as practicable after the effective date
                         of this Registration Statement


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
Title Of Each Class Of     Number of Shares   Proposed Maximum   Proposed Maximum     Amount of
Securities To Be           To Be Registered   Offering Price     Aggregate Offering   Registration
Registered                                    Per Share (1)      Price                Fee
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Common stock held by
selling security holders   6,130,636          $0.50              $3,065,317.90        $360.79
----------------------------------------------------------------------------------------------------


(1) There is no current market for the securities and the price at which the shares held by the selling security holders will be sold is at a price of $0.50 per share for outstanding common stock until our securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS                            Subject to Completion, Dated April 8, 2005


The information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.


                              P--CE COMPUTERS, INC.
                 6,130,636 shares of common stock to be sold by
                        certain selling security holders

This prospectus relates to the offer and sale of 6,130,636 shares of our common stock. The selling security holders will offer and sell the shares of outstanding common stock at a price of $0.50 per share, until our securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. This registration statement is intended to register the resale of 6,130,636 shares of our common stock.


There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained.

The shares will become tradable on the effective date of this prospectus. The selling security holders will receive the proceeds from the sale of their shares and we will not receive any of the proceeds from the sales.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" CONTAINED IN THE PROSPECTUS BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this prospectus is April 8, 2005.

TABLE OF CONTENTS




Summary Information and Risk Factors . . . . . . . . . . . . . . . . . .4
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     Company Overview. . . . . . . . . . . . . . . . . . . . . . . . . .4
     Selling Security Holders. . . . . . . . . . . . . . . . . . . . . .5
     Summary Financial Data. . . . . . . . . . . . . . . . . . . . . . .5
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Disclosure Regarding Forward-Looking Statements. . . . . . . . . . . . .7
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Determination of Offering Price. . . . . . . . . . . . . . . . . . . . .8
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . .8
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . 19
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Directors, Executive Officers, Promoters and Control Persons . . . . . 20
     Directors and Executive Officers. . . . . . . . . . . . . . . . . 20
     Significant Employees . . . . . . . . . . . . . . . . . . . . . . 20
     Family Relationships. . . . . . . . . . . . . . . . . . . . . . . 20
     Involvement in Certain Legal Proceedings. . . . . . . . . . . . . 20
Security Ownership of Certain Beneficial Owners and Management . . . . 21
     Security Ownership of Certain Beneficial Owners . . . . . . . . . 21
     Security Ownership of Management. . . . . . . . . . . . . . . . . 21
     Changes in Control. . . . . . . . . . . . . . . . . . . . . . . . 21
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . 22
     Description of Securities . . . . . . . . . . . . . . . . . . . . 22
          Common Stock . . . . . . . . . . . . . . . . . . . . . . . . 22
          Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . 22
          Additional Information Describing Securities . . . . . . . . 22
          Penny Stock Regulation . . . . . . . . . . . . . . . . . . . 22
Interest of Named Experts and Counsel. . . . . . . . . . . . . . . . . 23
Disclosure of Commission Position on Indemnification for Securities
 Act Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Certain Relationships and Related Transactions . . . . . . . . . . . . 23
Description of Business. . . . . . . . . . . . . . . . . . . . . . . . 25
Management's Discussion and Analysis or Plan of Operation. . . . . . . 30
     Overview. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     Management's Discussion and Analysis for the Three Month
      period ended November 30, 2004. . . . . . . . . . . . . . . . . .31
     Management's Discussion and Analysis for the Year Ended
      August 31, 2004. . . . . . . . . . . . . . . . . . . . . . . . . 32
     Management's Discussion and Analysis for the Year Ended
      August 31, 2003. . . . . . . . . . . . . . . . . . . . . . . . . 33
Market for Common Equity and Related Stockholder Matters . . . . . . . 34
Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . 34
     Proposed Compensation . . . . . . . . . . . . . . . . . . . . . . 35
     Employment Agreements . . . . . . . . . . . . . . . . . . . . . . 35
     Long Term Incentive Plans - Awards in Last Fiscal Year. . . . . . 35
     Employee Pension, Profit Sharing Insurance or Other Retirement
      Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     Compensation of Directors . . . . . . . . . . . . . . . . . . . . 36
     Compensation Committee Interlocks and Insider Participation . . . 36
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . 36
Indemnification of Directors and Officers. . . . . . . . . . . . . . . 38
Other Expenses of Issuance and Distribution. . . . . . . . . . . . . . 38
Recent Sales of Unregistered Securities. . . . . . . . . . . . . . . . 38
Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
Undertakings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
Signatures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Exhibit Index. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41



Summary Information and Risk Factors.


Prospectus Summary

This summary provides a brief overview of key aspects of this offering and our company. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and the related notes, before making an investment decision regarding our common stock. References herein to "we", "us", "our", or "P--CE" refer to P--CE Computers, Inc.


     Company Overview


P--CE is a development-stage company with limited current operations and net losses aggregating approximately $(1,262,714) up to November 30, 2004. P--CE is an innovative start-up company that has developed an affordable and high-design ergonomic computer station for professional and consumer markets.


We were incorporated under the laws of the State of Nevada, in November 2001 and have an August 31 fiscal year end.

Our mailing address is 45630 Citrus Street, Suite E, Indio, California, U.S.A. 92201.


     Selling Security Holders


This prospectus relates to the registration for resale of 6,130,636 shares of our common stock. Our outstanding securities are held by 157 security holders. The selling security holders will offer and sell the shares of outstanding common stock at a price of $0.50 per share until our securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of the securities by the selling security holders.



The Offering

Number of shares of common stock outstanding       13,797,302 shares.
prior to this offering

Number of shares of common stock outstanding       13,797,302 shares.
after this offering


Common stock offered by selling security           6,130,636 shares of common
holders                                            stock already issued and held
                                                   by certain selling security
                                                   holders.


Summary Financial Data


The following table summarizes the consolidated financial data for our business for the years ended August 31, 2004, 2003, 2002, and for the three month periods ended November 30, 2004 and 2003. You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the corresponding notes thereto, appearing elsewhere in this prospectus.

                                                 Statement of Operations
                                  Year ended August 31,            Three Months Ended Nov. 30,
                             2004         2003           2002           2004         2003
Revenues                     $8,164      $90,550        Nil            $108,648     Nil
Gross Margin                 $2,468      $53,377        Nil            $ 31,525     Nil

Net Loss                     ($595,081)  ($607,416)     Nil            ($60,217)    ($100,561)
Basic and Diluted Earnings
   (Loss) Per Share          $(0.07)     $(0.13)        Nil            $(0.00)      $(0.02)


                                                           Balance Sheet
                                            August 31,                       November 30,
                                 2004           2003           2002          2004
Cash                             $ 37,688       $16,755        $450          $ 16,741
Current Assets                   $100,814       $18,582        $450          $111,660
Total Assets                     $129,346       $30,883        $450          $138,780
Current Liabilities              $ 36,218       $88,785        Nil           $105,869
Total Liabilities                $ 36,218       $88,785        Nil           $105,869
Shareholders' Equity (Deficit)   $ 93,128       ($57,902)      $450          $ 32,911

Risk Factors

Before you invest in our common stock, you should be aware that such an investment involves various risks, including those described below. You should carefully consider these risks as well as all of the other information contained in this prospectus before making a decision to invest in our common stock. As a consequence of any of the following risks, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have incurred losses and need to raise capital to continue our operations and
--------------------------------------------------------------------------------
growth and if we are unable to secure such financing, we may not be able to
---------------------------------------------------------------------------
expand our business and may even not be able to support our operations.
-----------------------------------------------------------------------


We have yet to be profitable and historically have relied solely on funds raised by the issuance of shares of our common stock to fund our development. We have incurred losses totaling $1,262,714 up to November 30, 2004 and are currently operating at a loss. We may need to seek capital by way of an offering of our equity securities, an offering of debt securities, or by obtaining financing through a bank or other entity. We have not established a limit as to the amount of debt we may incur nor have we adopted a ratio of our equity to debt allowance. If we need to obtain additional financing, there is no assurance that financing will be available from any source, that it will be available on terms acceptable to us, or that any future offering of securities will be successful. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock. We could suffer adverse consequences if we are unable to obtain additional capital which would cast substantial doubt on our ability to continue our operations and growth.


Because we are relatively poorly financed, failure of a large purchaser to pay
------------------------------------------------------------------------------
for our goods may adversely affect our ability to continue operations.
----------------------------------------------------------------------

We are young, and relatively poorly financed. If a large purchaser of our goods failed to pay, we would be put in a difficult financial position from which we may not be able to recover.

Our success depends on the ability of a small number of overseas producers with
-------------------------------------------------------------------------------
whom we have business arrangements to provide our product on a consistent basis
-------------------------------------------------------------------------------
in order for us to continue operations.
---------------------------------------

We depend on the ability of a small number of overseas producers to provide the personal computing work environments. Failure to maintain continuous access to the product would have a materially adverse affect on our business, including possibly requiring us to significantly curtail or cease our operations. Producers may experience equipment failures and service interruptions, over which we have no control, which could adversely effect customer confidence, our business operations and our reputation.

There is no current trading market for our securities and if a trading market
-----------------------------------------------------------------------------
does not develop, purchasers of our securities may have difficulty selling their
--------------------------------------------------------------------------------
shares.
-------

There is currently no established public trading market for our securities. We can give no assurance that an active trading market in our securities will develop or, if developed, that it will be sustained. We intend to apply for admission to quotation of our securities on the OTC Bulletin Board and, if and when qualified, we intend to apply for admission to quotation on the NASDAQ SmallCap Market. If for any reason our common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and it is possible that none will do so.

The shares available for sale immediately by the selling securityholders along
------------------------------------------------------------------------------
with shares available pursuant to Rule 144 could significantly reduce the market
--------------------------------------------------------------------------------
price of our common stock, if a market should develop.
------------------------------------------------------


If a market should develop for the shares of our common stock, the market price could drop if a substantial amount of shares available for public sale without any increase to our capitalization are sold in the public market or if the market perceives that such sales could occur. After a one-year holding period our restricted shares of common stock will become eligible for trading, pursuant to Rule 144, without any additional payment to us or any increase to our capitalization. Of the 13,797,302 shares of common stock currently outstanding,

6,130,636 shares of the common stock are being registered for sale. Our affiliates will be subject to the limitations of Rule 144, including its volume limitations in the sale of their shares. An aggregate of 6,316,666 (45.78%) of the outstanding shares of our common stock are held by officers, directors, affiliates and entities controlled by them and are subject to the limitations of Rule 144. A drop in the market price could adversely effect holders of our common stock and could also harm our ability to raise additional capital by selling equity securities.


The concentration of ownership of the shares of our common stock may discourage
-------------------------------------------------------------------------------
purchases of our common stock by persons who might otherwise seek to gain
-------------------------------------------------------------------------
control of us.
--------------


Our executive officers and directors, together with entities affiliated with them, currently beneficially own in excess of 45% of our outstanding common stock, and they are able to exercise a controlling influence over the election of our directors and other matters requiring stockholder approval, including change of control transactions. The effect of such management control could be to delay or prevent any change of our management control.


Because one of our officers has other business interests, he may not be able or
-------------------------------------------------------------------------------
willing to devote a sufficient amount of time to our business operations, which
-------------------------------------------------------------------------------
may negatively impact our business.
-----------------------------------


One of our executive officers, Bruce Sheppard, is spending only approximately 15 hours per week of his business time on providing management services to us. While this officer presently possess adequate time to attend to our interests, it is possible that the demands on him from his other obligations could increase with the result that he would no longer be able to devote sufficient time to the management of the business. This could negatively impact our business development.


Because we have only recently commenced business operations, we expect to incur
-------------------------------------------------------------------------------
operating losses for the foreseeable future.
--------------------------------------------


We earned revenues of $8,164 in the fiscal year ended August 31, 2004, and $108,648 for the three month period ended Nov. 30, 2004, however, we have never been profitable. We anticipate that we will incur increased operating expenses without realizing a significant increase in revenues. We therefore expect to incur losses into the foreseeable future. If we are unable to generate significant revenues from the sale of our products, the personal computing work environment, we will fail and you will lose your entire investment in this offering.


Non-acceptance of our product by the market will adversely affect our ability to
--------------------------------------------------------------------------------
continue operations.
--------------------

If our potential customers in our market do not accept our product, then we will have difficulty generating revenue, which will affect our ability to continue operations and our venture will fail.


Because we only offer one product with limited versions at this time,
--------------------------------------------------------------------------------
competition from other companies producing a similar type of product may
--------------------------------------------------------------------------------
adversely affect our ability to continue operations.
----------------------------------------------------


If a company begins producing "knock offs" or a similar type of product that is in direct competition with our product, then we may experience difficulty in generating revenues, which would adversely affect our ability to continue operations.

Disclosure Regarding Forward-Looking Statements

This prospectus includes "forward-looking statements". For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future demand for our services and products, supply, costs, marketing and pricing factors are all forward-looking statements. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, and are based on information available to us on the date of this prospectus. We cannot, however, assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.


                                Use of Proceeds.

The shares of common stock covered by this prospectus are to be sold by our shareholders and we will not receive any proceeds from such sales.


                        Determination of Offering Price.

Our shares are not currently traded on any national market.

The shares of common stock covered by this prospectus are to be sold by our security holders. The price at which our selling security holders will sell their shares of our common stock at prior to being listed on the OTC Bulletin Board is $0.50, which is the price per share for shares that were privately placed by us in 2004. Once our common stock is listed on the OTC Bulletin Board, then our selling security holders will sell their shares at the prevailing market prices or privately negotiated prices.


                                    Dilution.

The shares of our common stock covered by this prospectus are to be sold by our security holders. We are not selling any common equity through this registration. Therefore, this item is not applicable to us.


                            Selling Security Holders.


On March 31, 2005, there was 13,797,302 shares of our common stock issued.


All of the selling security holders' shares registered hereby will become tradable on the effective date of the registration statement of which this prospectus is a part.


The following table sets forth as of March 31, 2005:


-    the name and address of each selling security holder;
-    the number of shares of our common stock beneficially owned;
-    the number of shares of our common stock being offered herein;
-    the relationship of the security holder to P--CE;
- the percentage of shares of our common stock owned prior to the offering, and
- the amount and percentage of shares of our common stock owned after the offering.

                                  Number of         Number of                        Percentage of     Amount and
                                  shares            shares                           stock owned       percentage of
Name &                            beneficially      offered       Relationship       prior to the      stock owned after
address                           owned(1)          herein        to P--CE           offering(2)       the offering(3)
----------------                  --------------    -----------   -------------      ---------------   ------------------


636007 B.C. Ltd. (4)                  97,750           97,750        None                (*)%              Nil (*)%
177 Glynde Ave. North
Burnaby, BC
V5B 1G8

661864 B.C. Ltd. (5)                  25,000           25,000        None                (*)%              Nil (*)%
306 - 255 Newport Dr.
Port Moody, BC
V3H 5B9

Allingham, Clara                      12,000           12,000        None                (*)%              Nil (*)%
7757 Tommy Dr. #13
San Diego, CA
92119





                                        9



Amipour, Shahin                        2,400            2,400        None                (*)%              Nil (*)%
969 Congress Street
Costa Mesa, CA
92672

Bach, Benjamin                        20,000           20,000        None                (*)%              Nil (*)%
304-2678 West Broadway
Vancouver, BC
V6K 2G3

Baringer, Judy                         1,500            1,500        None                (*)%              Nil (*)%
155 Pearce Parkway
Pearl River, NY
10965

Becer, Aylin                          10,274           10,274        None                (*)%              Nil (*)%
8760 St Albans Road
Richmond, BC
V6Y 2L4

Beliveau, Karen                        3,333            3,333        None                (*)%              Nil (*)%
PO Box 2462
Grand Forks, BC
V0H 1H0

Benedet, Ron                           8,000            8,000        None                (*)%              Nil (*)%
3713 Kincaid St.
Burnaby, BC
V5G 1V4

Birch, Brian                          20,000 (6)       10,000        None                (*)%              Nil (*)%
8626-141 Street
Surrey, BC
V3W 3A9

Birch, Cheryl                         20,000 (7)       10,000        None                (*)%              Nil (*)%
8626-141 Street
Surrey, BC
V3W 3A9

Bisset, Clint                         10,000           10,000        None                (*)%              Nil (*)%
2170 Westham Island Rd.
Delta, BC
V4K 3N2

Braddish, Danny                       13,333           13,333        None                (*)%              Nil (*)%
147-30 22nd Avenue
White Stone, NY
113517

Braddish, Doreen                      16,666           16,666        None                (*)%              Nil (*)%
31-72 Crescent Street
Astoria, NY
11106

Bridge, Connie                        80,000 (8)       40,000        None                (*)%              Nil (*)%
15084 Victoria Avenue
Whiterock, BC
V4B 1G3

Bridge, Daryl                         80,000 (9)       40,000        None                (*)%              Nil (*)%
15084 Victoria Avenue
Whiterock, BC
V4B 1G3

Brown, Doreen                            500              500        None                (*)%              Nil (*)%
1279 28th Avenue East
Vancouver, BC
V5V 2P8

Buitenhuis, Adrian                     3,333            3,333        None                (*)%              Nil (*)%
7019 Marine Drive
West Vancouver, BC
V7W 2T4

Burke, Valerie                        12,000           12,000        None                (*)%              Nil (*)%
4-4965 47th Avenue
Delta, BC
V4K 4N9





                                       10



Cabral, Nelson                        16,666           16,666        None                (*)%              Nil (*)%
103-2979 Panorama Drive
Coquitlam, BC
V3E 2W8

Casale, Fernando                       6,666            6,666        None                (*)%              Nil (*)%
574 Plainview Rd.
Plainview, NY
11803

Cerny, Stacey                         16,666           16,666        None                (*)%              Nil (*)%
#4 Cedar Ave.
Fernie, BC
V0B 1M0

Chanpradith, Somchith                298,686          298,686        None               2.16%              Nil (*)%
7241 Fleming Street
Vancouver, BC
V5P 3J1

Christiansen, Kenneth                  4,000            4,000        None                (*)%              Nil (*)%
551 Mohave Circle
Shelton, CT
06484

Classen, Glen                          6,666            6,666        None                (*)%              Nil (*)%
P.O. Box 828
Pemberton, BC
V0N 2L0

Cook, Robert                           4,000            4,000        None                (*)%              Nil (*)%
3933 Napier Street
Burnaby, BC
V5C 3G1

Dambrose, Howard                      40,000           40,000        None                (*)%              Nil (*)%
15336 Andorra Way
San Diego, CA
92129

Deighton, Michael                      6,666            6,666        None                (*)%              Nil (*)%
#301-2119 Yew Street
Vancouver, BC
V6K 3G8

Deluca, Paul                         200,000          200,000        None               1.45%              Nil (*)%
25 Green Street
Medfield, MA
02052

Deluca, Peter & Rita                   6,000            6,000        None                (*)%              Nil (*)%
15 Spruce Pond Rd.
Franklin, MA
02038-2500

DeWinter, Tony                       100,000          100,000        None                (*)%              Nil (*)%
13855 90th Ave.
Surrey, BC
V3V 1C2

Dube, Martin                           1,500            1,500        None                (*)%              Nil (*)%
25 E12 Avenue, Apt 305
Vancouver, BC
V5T 2G6

Edgeworth, Steven                      2,000            2,000        None                (*)%              Nil (*)%
253-5158 48th Ave.
Delta, BC
V4K 1W3

Estabrooks, Ian                       20,000           20,000        None                (*)%              Nil (*)%
4572 River Rd. West
Ladner, BC
V4K 1S4

Filby, Nathan Lee                      2,300            2,300        None                (*)%              Nil (*)%
63 Keefer St. Apt 308
Vancouver, BC
V6E 4R8





                                       11



Forsyth, Martin                       20,000           20,000        None                (*)%              Nil (*)%
P.O. Box 611
Whistler, BC
V0N 1B0

Franklin, Malcolm                     15,000           15,000        None                (*)%              Nil (*)%
6044 Sierra View Way
San Diego, CA
92120

Furlan, Lisa                          15,000           15,000        None                (*)%              Nil (*)%
187-13210 S. Royalcrest
La Miracla, CA
90638

Gabriele, Warren E.                   20,000           20,000        None                (*)%              Nil (*)%
608-1111 Beach Ave.
Vancouver, BC
V6E 1T9

Gobin, Bryan                         130,600          130,600        None                (*)%              Nil (*)%
421-1820 West 3rd
Vancouver, BC
V6J 1K8

Gottleib, Adam                         6,666            6,666        None                (*)%              Nil (*)%
3309 Morley Rd.
Ashville, NY
14710

Gregor, Alastair                     215,100          215,100        None               1.56%              Nil (*)%
Box 1080
Whistler, BC
V0N 1B0

Gregor, Richard                        3,333            3,333        None                (*)%              Nil (*)%
2973 Cove Place
Coquitlam, BC
V3C 3R6

Guichon, Michael                     300,000 (10)     100,000        None                (*)%              Nil (*)%
3454-41B Street
Delta, BC
V4K 3N2

Guichon, Susan                       300,000 (11)     100,000        None                (*)%              Nil (*)%
3454-41B Street
Delta, Bc
V4K 3N2

Hanson, Andrew                         8,000            8,000        None                (*)%              Nil (*)%
P.O. Box 198
Whistler, BC
V0N 2C1

Harriman, David                        6,000            6,000        None                (*)%              Nil (*)%
5255 9th Avenue
Delta, BC
V4M 1V8

Henwood, Steve                         4,000            4,000        None                (*)%              Nil (*)%
5478 44th Avenue
Delta, BC
V4K 1C7

Hinds, Ken                            10,000           10,000        None                (*)%              Nil (*)%
6252-167A Street
Surrey, BC
V3S 9L4

Hurst, Rob                            30,000           30,000        None                (*)%              Nil (*)%
8901 - 118A St.
Delta, BC
V4C 6L6

Jackson, Clark                        60,000           60,000        None                (*)%              Nil (*)%
5317 Crescent Drive
Ladner, BC
V4K 2E1





                                       12



Johnson, Chuck                        20,000           20,000        None                (*)%              Nil (*)%
4501 Woodgreen Dr.
West Vancouver, BC
V7S 2T8

Jomac Holdings Ltd.                   62,000 (12)      12,000        None                (*)%              Nil (*)%
355-800-15355 24th Avenue
Whiterock, BC
V4A 2H9

Jones, Lloyd                          10,000           10,000        None                (*)%              Nil (*)%
402-2025 Stephens Street
Vancouver, BC
V6K 3W2

Keenan, Michael                       10,000           10,000        None                (*)%              Nil (*)%
600-1111 West Georgia St.
Vancouver, BC
V6E 4M3

Keenan, Robert                        10,000           10,000        None                (*)%              Nil (*)%
1379 Kingsway St.
Vancouver, BC
V5V 3E3

Keith Lane Holding Ltd                20,000 (13)      20,000        None                (*)%              Nil (*)%
41-1640-162nd Street
Surrey, BC
V4A 6Y9

Kembel, Julie                          8,000            8,000        None                (*)%              Nil (*)%
3305 Webber Rd.
West Vancouver, BC
V4T 1W6

Kubenk, Michael                       20,000           20,000        None                (*)%              Nil (*)%
#903-1010 Howe Street
Vancouver, BC
V6Z 1P5

Kyle, Geoff                           20,000           20,000        None                (*)%              Nil (*)%
#437-103 4338 Main St.
Whistler, BC
V0N 1B4

Langlois, Gabriel Colt                 6,666            6,666        None                (*)%              Nil (*)%
Box 202
Pemberton, BC
V0N 2C1

Le, Thu                              110,000          110,000        None                (*)%              Nil (*)%
4036 Spruce Street
Burnaby, BC
V5G 2Z3

Learmonth, Andrew                      9,100            9,100        None                (*)%              Nil (*)%
101-766 West 16th Avenue
Vancouver, BC
V5Z 1S7

Ly, Cindy                              5,000            5,000        None                (*)%              Nil (*)%
3346 William St.
Vancouver, BC
V5K 2Z3

MacArthur, Leslie                     25,000           25,000        None                (*)%              Nil (*)%
5373 Maple Cres.
Delta, BC
V4K 1G1

Maciejewski, John                     62,000 (14)      50,000        None                (*)%              Nil (*)%
355-800-15355 24th Avenue
Whiterock, BC
V4A 2H9

Maciejewski, Sheila                   20,000           20,000        None                (*)%              Nil (*)%
2131 Jordan Drive
Burnaby, BC
V5B 4G1





                                       13



Madsen, Eric                          19,999           19,999        None                (*)%              Nil (*)%
#2204-1128 Quebec Street
Vancouver, BC
V6A 6E1

Manley, Blake                         20,000           20,000        None                (*)%              Nil (*)%
#4-4965 47th Ave
Delta, BC
V4K 4N9

Manley, Brian                         50,000           50,000        None                (*)%              Nil (*)%
5144-44 Ave
Delta, BC
V4K 1G1

Mascitti, Christine                   80,000 (15)      40,000        None                (*)%              Nil (*)%
21-06 Hoyt Avenue South
Astoria, NY
11102

Mascitti, Michael                     80,000 (16)      40,000        None                (*)%              Nil (*)%
21-06 Hoyt Avenue South
Astoria, NY
11102

Mattern, Sarah                         7,000            7,000        None                (*)%              Nil (*)%
402 Date Street, #4
San Diego, CA
92101

McBean, Jessica                       35,000           35,000        None                (*)%              Nil (*)%
2770 West 14th Ave.
Vancouver, BC
V6K 2X2

McFadyen, Andrew                      10,000           10,000        None                (*)%              Nil (*)%
4440 Coldfall Rd.
Richmond, BC
V7C 1P8

MacKenzie, Chris                      40,000           40,000        None                (*)%              Nil (*)%
110-4105 Imperial St.
Burnaby, BC
V4N 2T4

McKinnon, David                       40,000           40,000        None                (*)%              Nil (*)%
4525-66 Street
Delta, BC
V4K 4Y8

Mike Guichon Ltd.                    300,000 (17)     100,000        None                (*)%              Nil (*)%
3454-41B St
Delta, BC
V4K 3N2

Moller, Bernd                          3,000            3,000        None                (*)%              Nil (*)%
3601-1199 Marinaside Cres.
Vancouver, BC
V6Z 2Y2

Moody, Wendy                           3,333            3,333        None                (*)%              Nil (*)%
1008 Broughton Street
Vancouver, BC
V6G 2AG

Morrison, Robert                     175,000          175,000        None               1.27%              Nil (*)%
941 Adair Avenue
Coquitlam, BC
V3K 3T9

Naccarato, Norman G.                  31,332           31,332        None                (*)%              Nil (*)%
925 Raymond Ave.
Port Coquitlam, BC
V3B 2M6

Nagy, Zolton                         522,000          522,000        None               3.78%              Nil (*)%
807-1003 Pacific Street
Vancouver, BC
V6E 4J5





                                       14



Napoli Investments Inc.               10,000 (18)      10,000        None                (*)%              Nil (*)%
201-7077 Beresford Street
Burnaby, BC
V5E 4J5

Nault, Michael                         1,000            1,000        None                (*)%              Nil (*)%
15357 Columbia Avenue
Whiterock, BC
V4B 1J8

O'Bryon, Chris                         2,000            2,000        None                (*)%              Nil (*)%
8557 #14 Lemon Avenue
La Mesa, CA
91941

O'Bryon, Doug                        200,000          200,000        None               1.45%              Nil (*)%
13040 Middlebrook Road
Germantown, MD
20874

O'Bryon, James                        23,000           23,000        None                (*)%              Nil (*)%
1608 S. Tolgate Rd.
Belair, MD
21015

O'Neill, Jeffrey                      22,000           22,000        None                (*)%              Nil (*)%
1829-141A Street
Surrey, BC
V4A 6X9

Oliver, Jim                           40,000           40,000        None                (*)%              Nil (*)%
Box 46
Jaffray, BC
V0B 1T0

P. Steel Productions Ltd.            551,332 (19)     551,332        None               3.99%              Nil (*)%
P.O. Box CB 13997
Nassau, Bahamas

Patterson, Robert                     22,000           22,000        None                (*)%              Nil (*)%
970 Gale Drive
Delta, BC
V4M 2P5

Peters, Motolani                         500              500        None                (*)%              Nil (*)%
209 Shore Blvd.
Keansburg, NJ
07734

Pinkney, Stuart                        6,666            6,666        None                (*)%              Nil (*)%
S1-C7 Erickson Road
Pemberton, BC
V0N 1B6

Pondelicek, Gregory                   20,000           20,000        None                (*)%              Nil (*)%
6204 Oboe Place
Whistler, BC
V0N 1B6

Quattrin, Jay                         16,666           16,666     Brother of             (*)%              Nil (*)%
925 Raymond Ave                                                   Allan Quattrin,
Port Coquitlam, BC                                                President
V3B 2M6

Quattrin, Joy                        170,043          170,043     Mother of             1.23%              Nil (*)%
925 Raymond Ave                                                   Allan Quattrin,
Port Coquitlam, BC                                                President
V3B 2M6

Quattrin, Tony                        33,333           33,333     Brother of             (*)%              Nil (*)%
Suite 600-1111 West Georgia Street                                Allan Quattrin,
Vancouver, BC                                                     President
V6E 4M3

Ravnic, Joseph                        10,000           10,000        None                (*)%              Nil (*)%
2576 Charles St.
Vancouver, BC
V5K 3A3




                                       15



Riva, Ray                             20,000           20,000        None                (*)%              Nil (*)%
663 Redwood Dr.
Qualicum Beach, BC
V9K 1A2

Robinson, Susan L.                     3,000            3,000        None                (*)%              Nil (*)%
Box 1252
Squamish, BC
V0N 3G0

Rosenbach, Jessica                     3,000            3,000        None                (*)%              Nil (*)%
402 Date Street #4
San Diego, CA
92101

Saperstein, Ron                       70,000           70,000        None                (*)%              Nil (*)%
3202-1483 Homer Street
Vancouver, BC
V6Z 3C7

Saw, Damion                           10,000           10,000        None                (*)%              Nil (*)%
2313 Camley Close
Whistler, BC
V0N 1B2

Sharpe, David                         15,000           15,000        None                (*)%              Nil (*)%
15876-114 Avenue
Surrey, BC
V4N 1R6

Sikolya, Norbert                      12,000           12,000        None                (*)%              Nil (*)%
6772 Radisson Street
Vancouver, BC
V5S 3W9

Sires, Steven R.                       1,000            1,000        None                (*)%              Nil (*)%
19300 Grannis Rd.
Bothwell, WA
98012-6949

Stevens, Michael                       5,000            5,000        None                (*)%              Nil (*)%
643 Lyon St.
San Fransisco, CA
94117

Stewart, Doug                          2,000            2,000        None                (*)%              Nil (*)%
410-1975 Pendrell St.
Vancouver, BC
V6G 1T6

Stieler, Linda                        19,998           19,998     Mother of              (*)%              Nil (*)%
311-1515 West 2nd Ave                                             Richard Stieler,
Vancouver, BC                                                     Founder
V6J 5C5

Stobbe, Alvin                          6,000            6,000        None                (*)%              Nil (*)%
18171-60th Ave
Surrey, BC
V3S 1V7

Stobbe, Ken                           54,000           54,000        None                (*)%              Nil (*)%
18171-60 Ave
Surrey, BC
V3S 1V7

Strath, Mark                          26,000           26,000        None                (*)%              Nil (*)%
5312 Central Ave.
Delta, BC
V4K 2H3

Swartile, Shirley                      4,000            4,000        None                (*)%              Nil (*)%
1209 Jervis Street, Apt 101
Vancouver, BC
V6B 2C9

Taylor, David                          2,000            2,000        None                (*)%              Nil (*)%
175 Mountain Park Drive
Salt Spring Island, BC
V8K 1G3




                                       16



Taylor, Rick (Bromac)                 10,000           10,000        None                (*)%              Nil (*)%
658 Lambert Avenue
Nanaimo, BC
V9R 3M8

Taylor, Ryder                          3,333            3,333        None                (*)%              Nil (*)%
#2-6554 Balsam Way
Whistler, BC
V0N 1B6

Tenisei, Jason                         8,000            8,000        None                (*)%              Nil (*)%
Apt. 119-1741 West 10th Ave
Vancouver, BC
V6J 2A5

Tersignj, Enzo                        10,000           10,000        None                (*)%              Nil (*)%
10-6320 Lormer Rd
Whistler, BC
V0N 1B6

Tesar, Christopher                     4,666            4,666        None                (*)%              Nil (*)%
6305 Wedge Lane
Whistler, BC
V0N 1B6

The Terrance E. Lee Trust            100,000 (20)     100,000        None                (*)%              Nil (*)%
3333 Lone Hill Lane
Encinitas, CA
92024

Thompson, David                      220,000          220,000     Consultant            1.59%              Nil (*)%
321 E. 22nd St., Apt. #6R
New York, NY
10010

Thompson, Nancy                       10,000           10,000        None                (*)%              Nil (*)%
236 Snowy Egret Lane
Thorofare, NJ
08086

Thompson, Russell                     10,000           10,000        None                (*)%              Nil (*)%
#102-4000 Whistler Way
Whistler, BC
V0N 1B4

To, Johnny                            20,000           20,000        None                (*)%              Nil (*)%
4467 Camridge St.
Burnaby, BC
V5C 1H6

Tolton, Alice                          4,000            4,000        None                (*)%              Nil (*)%
10-6320 Lorimer Rd.
Whistler, BC
V0N 1B6

Tolton, Michael                       29,000           29,000        None                (*)%              Nil (*)%
10-6320 Lorimer Rd.
Whistler, BC
V0N 1B6

Townsend, Nancy                        2,000            2,000        None                (*)%              Nil (*)%
#10 - 4965 47th Ave.
Delta, B.C.
V4K 4N9

ULF K Ottho Personnal Law              5,000 (21)       5,000        None                (*)%              Nil (*)%
4873 Delta Street
Delta, BC
V4K 2T9

Underwood, Kim                        16,666           16,666        None                (*)%              Nil (*)%
3129 West 16th Ave.
Vancouver, BC
V6K 3C9

Urrea, Andre                          34,000           34,000        None                (*)%              Nil (*)%
1433 Emerson Way
North Vancouver, BC
V7H 2B9




                                       17



Urrea, William                        25,000           25,000        None                (*)%              Nil (*)%
1433 Emerson Way
North Vancouver, BC
V7H 2B9

Vacariello, Jason                      3,000            3,000        None                (*)%              Nil (*)%
969 Congress Street
Costa Mesa, CA
92627

Valencia, Ricardo                      2,000            2,000        None                (*)%              Nil (*)%
Pasage Machu Picchu
R-1-27 Urb. Ttio
Cusco - Peru

Vance, Melany                          2,000            2,000        None                (*)%              Nil (*)%
3306 Panarama Ridge
Whistler, BC
V0N 1B3

Varney, David                          6,666            6,666        None                (*)%              Nil (*)%
1324 Flynn Cres
Coquitlam, BC
V3E 1Y2

Vassos, Don                           43,333           43,333        None                (*)%              Nil (*)%
600-1111 West Georgia Street
Vancouver, BC
V6E 4M3

Versafab Corporation                  30,000 (22)      30,000        None                (*)%              Nil (*)%
15919 S. Broadway St.
Gardena, CA
USA  90248


Viking Investment                    500,000 (23)     500,000     legal counsel         3.62%              Nil (*)%
Management Co., Limited
S-HR & M Financial Services Limited
Kingston Chambers
P.O. Box 173
Road Town, Tortola
B.V.I.


Vitullo, Jason                        90,000           90,000        None                (*)%              Nil (*)%
P.O. Box 127063
San Diego, CA
92112

Vitullo, Suzanne                       5,000            5,000        None                (*)%              Nil (*)%
P.O. Box 283
Clancy, MT
59634-0203

Vitullo-Ranger, Kim                    4,400            4,400        None                (*)%              Nil (*)%
1531 Knight Street
Helena, MT
59601

Voyer, Roberta                         5,000            5,000        None                (*)%              Nil (*)%
Apt 3-314 Esmond Avenue
Burnaby, BC
V5C 4J5

Walton, Judy                          30,000           30,000        None                (*)%              Nil (*)%
533 Hosmer Street
El Cajon, CA
92020-2739

Wasyliw, Jeffrey                       2,000            2,000        None                (*)%              Nil (*)%
3306 Panarama Ridge
Whistler, BC
V0N 1B3

West, Robert                           4,000            4,000        None                (*)%              Nil (*)%
8719 Wedgeview Place
Whistler, BC
V0N 1B8

Whiteside, Rob                       100,000          100,000        None                (*)%              Nil (*)%
P.O. Box 346
Corozal Town, Belize



                                       18



Wilson, Mark                          20,000           20,000        None                (*)%              Nil (*)%
3728 Beach Ave.
Roberts Creek, BC
V0N 2W2

Wolfson, Arnold                        1,000            1,000        None                (*)%              Nil (*)%
350 Prospect Street
Norwood, MA
02062

Wong, Pat                             10,000           10,000        None                (*)%              Nil (*)%
8407 165th Street
Surrey, BC
V4N 3H3

Woolgar, Derek                        25,000           25,000        None                (*)%              Nil (*)%
Box 5538
Squamish, BC
V0N 3G0

Woolgar, Sharon                       20,000           20,000        None                (*)%              Nil (*)%
2-840 West 1st Avenue
Vancouver, BC
V6K 1H4

Wright, David John                    20,000           20,000        None                (*)%              Nil (*)%
885 Erickson Road, Comp 7, Site 1
Pemberton, BC
V0N 2L1

Yoxall, Chris                         10,000           10,000        None                (*)%              Nil (*)%
#403-31 Reliance Crt.
New Westminster, BC
V3M 6C6

(*)  Represents less than 1% of our outstanding shares of common stock.
(1) These figures includes all of the shares of our common stock beneficially owned by such individual.
(2) This represents the percentage of shares of our common stock owned by the security holder as at September 30, 2004.
(3) Individual security holders may or may not choose to sell some or all of their securities at their discretion any time after the registration is complete. These figures assume the sale of all of the shares offered by the selling security holders.
(4) Gene Drennan Ltd., of Victoria, B.C., Canada, the court appointed receiver of 636007 B.C. Ltd. has voting and investment control over these shares of our common stock.
(5) Darnell Getejane of Port Moody, B.C., Canada, has voting and investment control over these shares of our common stock.
(6) This figure includes 10,000 shares of our common stock held directly by Brian Birch and 10,000 shares of our common stock held by Cheryl Birch, Brian Birch's wife.
(7) This figure includes 10,000 shares of our common stock held directly by Cheryl Birch and 10,000 shares of our common stock held by Brian Birch, Cheryl Birch's husband.
(8) This figure includes 40,000 shares of our common stock held directly by Connie Bridge and 40,000 shares of our common stock held by Daryl Bridge, Connie Bridge's husband.
(9) This figure includes 40,000 shares of our common stock held directly by Daryl Bridge and 40,000 shares of our common stock held by Connie Bridge, Daryl Bridge's wife.
(10) This figure includes 100,000 shares of our common stock held directly by Michael Guichon, 100,000 shares of our common stock held by Susan Guichon, Michael Guichon's wife, and 100,000 shares of our common stock held by Mike Guichon Ltd., of which Michael Guichon has voting and investment control over such securities.
(11) This figure includes 100,000 shares of our common stock held directly by Susan Guichon, 100,000 shares of our common stock held by Michael Guichon, Susan Guichon's husband, and 100,000 shares of our common stock held by Mike Guichon Ltd., of which Michael Guichon has voting and investment control over such shares of our common stock.
(12) John Maciejewski, of Whiterock, B.C., Canada, has voting and investment control over these shares of our common stock.
(13) Kieth Lane of Surrey, B.C., Canada, has voting and investment control over these shares of our common stock.
(14) This figure includes 50,000 shares of our common stock held directly by John Maciejewski and 12,000 shares of our common stock held by Jomac Holdings Ltd., of which John Maciejewski has voting and investment control over such shares of our common stock.
(15) This figure includes 40,000 shares of our common stock held directly by Christine Mascitti and 40,000 shares of our common stock held by Michael



                                       19



     Mascitti, Christine Mascitti's husband.
(16) This figure includes 40,000 shares of our common stock held directly by Michael Mascitti and 40,000 shares of our common stock held by Christine Mascitti, Michael Mascitti's husband.
(17) This figure includes 100,000 held directly by Mike Guichon Ltd., of which Michael Guichon has voting and investment control over such shares of our common stock, 100,000 shares of our common stock held by Michael Guichon and 100,000 shares of our common stock held by Susan Guichon, Michael Guichon's wife.
(18) John Guadagno, of Burnaby, B.C., Canada, has voting and investment control over these shares of our common stock.
(19) R. A. Montgomery, of Nassau Bahamas, has voting and investment control over these shares of our common stock.
(20) Terrance E. Lee, of Encinitas, California, has voting and investment control over these shares of our common stock.
(21) Ulf K. Ottho, of Delta, B.C., Canada, has voting and investment control over these shares of our common stock.
(22) Joe Flynn, of Gardena, California, is the president of Versafab Corporation and has voting and investment control over these shares of our common stock.

(23) These shares are held in trust for members of Devlin Jensen, legal counsel for the Company, who acquired these shares in a secondary trade from RAD Laboratories Inc. in order to raise funds, which funds were used to satisfy one of our outstanding obligations. Peter Jensen of Devlin Jensen has voting and investment control over these shares of our common stock.



                              Plan of Distribution.


We are registering 6,130,636 shares of our common stock covered by this prospectus on behalf of the selling security holders. These 6,130,636 shares of our common stock are already issued and held by the selling security holders. We will not receive any proceeds from the sale of any shares by the selling security holders. We will pay the costs and fees of registering our common stock, but the selling security holders will pay any brokerage commissions, discounts or other expenses relating to the sale of their common stock.


The shares owned by the selling security holders are being registered pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, which Rule pertains to delayed and continuous offerings and sales of securities. In regard to the selling security holder's shares offered under Rule 415, we have made certain undertakings in Part II of the registration statement of which this prospectus is a part pursuant to which, in general, we have committed to keep this prospectus current during any period in which offers or sales are made pursuant to Rule 415.

Sales of the securities by affiliates of P--CE are subject to the volume limitations imposed by Rule 144 even after registration of such securities. An affiliate who holds unrestricted securities may sell, within any three month period, a number of our shares that does not exceed the greater of one percent of the then outstanding shares of the class of securities being sold or, if our securities are trading on the NASDAQ Stock Market or an exchange at some time in the future, the average weekly trading volume during the four calendar weeks prior to such sale.

The selling security holders will offer and sell the shares of outstanding common stock at a price of $0.50 per share until our securities are quoted on the OTC Bulletin Board (or other specified market) and thereafter at prevailing market prices or privately negotiated prices.

In effecting sales, brokers and dealers engaged by the selling security holders, may arrange for other brokers or dealers to participate. Brokers and dealers may receive commissions, discounts or concessions for their services from the selling security holders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts are not expected to exceed those customary in the types of transactions involved.

The selling security holders and any broker-dealer or agent involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, and a portion of any proceeds of sale and the broker-dealers' or agents' commissions, discounts, or concessions may be deemed to be underwriters' compensation under the Securities Act.

In addition to selling their shares of our common stock under this prospectus, the selling security holders may transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; and the sale of such shares may be made by such transferees in the public securities markets by delivery of this prospectus to the buyers in such transactions. However, if the transferee received the shares of our common stock subsequent to the effective date of this registration statement, then such transferee must be named as a selling security holder in a prospectus supplement.

We have informed the selling security holders that the anti manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to the sales of their shares offered by this prospectus, and we have also advised the selling security holders of the requirement for delivery of this prospectus in connection with any sale of the common stock offered by this prospectus.


                               Legal Proceedings.


We are not currently a party to any legal proceedings that have been or are currently being undertaken for or against us nor are we aware of any contemplated.



          Directors, Executive Officers, Promoters and Control Persons.

Directors and Executive Officers


The following table sets forth, as of March 31, 2005, the name, age and position of our directors and executive officers.


NAME               AGE        OFFICES HELD
---------------   -----       ----------------------------------

Allan Quattrin     36         CEO, President, CFO and Director
Bruce Sheppard     58         COO, Secretary and Director

The Directors hold their positions until the next annual general meeting of P--CE's shareholders or until their successors are duly elected and qualified. P--CE's executive officers serve at the pleasure of the Board of Directors.

The backgrounds of our directors and executive officers are as follows:

ALLAN QUATTRIN, Vancouver B.C.: Mr. Quattrin has been the President, CEO, CFO and a director of P--CE since July 24, 2002. Mr. Quattrin has worked For the past 10 years in the financial investment and venture capital market, and has a successful track record taking start-up companies public. Since graduating with a Commerce Degree (honours) from the University of Manitoba in 1994, Mr. Quattrin has been an investment advisor for such Notable firms as Merrill Lynch, Royal Bank of Canada, and as a branch manager for Global Securities.

BRUCE SHEPPARD, Indio, CA: Mr. Sheppard has been the COO, Secretary and a director of P--CE since June 15, 2004. Mr. Sheppard has 30 years experience in furniture manufacturing and distribution. A committed and successful entrepreneur, he has created, managed, and built three profitable businesses. As Chief Operations Officer, his vast experience with manufacturing in China paves the way for P--CE to realize significant cost savings and higher profit margins in manufacturing, sourcing and distribution efficiencies, that are expected to help enable the Company to expand rapidly to anticipated demand. Mr. Sheppard attended Eastern Michigan University for two years in the Business Program before being hired by General Electric.


Significant Employees

There are no other "significant" employees other than those mentioned.


Family Relationships

There are no family relationships between any of our directors or officers


Involvement in Certain Legal Proceedings


There are no legal proceedings pending, or that have occurred in the past five years that are material to an evaluation of the ability or integrity of any persons listed herein as an Officer, Director, or significant employee.



Security Ownership of Certain Beneficial Owners and Management.


Security Ownership of Certain Beneficial Owners

The following table sets out all persons (including any "group", but excluding management) who is known to us to be the beneficial owner of more than 5% of our outstanding common shares.

Name and address of                Number of               Percentage of
beneficial owner                   shares owned(1)         shares owned(2)
-------------------------          -----------------       ----------------


RAD Laboratories Inc. (3)            2,500,000               18.12%
P.O. Box 346
Corozal Town, Belize


Richard Stieler                      1,350,000                9.78%
P.O. Box 48
Rin Con de Guayabitos
Nayarit, Mexico


(1) These figures include all of the shares of our common stock beneficially owned by such person as of March 31, 2005.
(2) This represents the percentage of the shares of our common stock owned by the security holders as of March 31, 2005.
(3) Mr. Benjamin Moglin of Corozal Town, Belize, has voting and investment control over these shares.



Security Ownership of Management

The following table sets out the security ownership of all of our directors and officers and assumes the exercise of each directors' and officers' stock options, if any, which have vested and are exercisable within 60 days.

Name and address                     Number of               Percentage of
of beneficial owner                  shares owned(1)         shares owned(2)
--------------------                -----------------       ----------------

Allan Quattrin                         3,516,666 (3)           25.49%
1066 W. Hastings St.
Suite 2300
Vancouver, B.C.
Canada, V6E 3X2

Bruce Sheppard                           300,000                2.17%
45630 Citrus Street, Suite E
Indio, California  92201

Executive Officers and                 3,816,666               27.66%
Directors as a Group (2 persons)


(1) This represents the number of the shares of our common stock owned by the security holders as of March 31, 2005.
(2) This represents the percentage of the shares of our common stock owned by the security holder as at March 31, 2005.
(3) This figure includes 1,500,000 shares which are directly owned by Allan Quattrin and 2,016,666 shares that are owned by Evolution Man Inc., of which the sole shareholder is Allan Quattrin.



Changes in Control

There are no arrangements that management is aware of that may result in a change in control of the Company.

                           Description of Securities.


Description of Securities

We are authorized to issue 200,000,000 shares of our common stock, par value $0.0001 and 200,000,000 shares of our preferred stock, par value $0.0001. The following is only a summary of provisions of the shares of our common stock and preferred stock. It is not complete and may not contain all the information that an investor should consider before investing in shares of our common stock. One should carefully read our Articles of Incorporation and By-laws, which are included as exhibits to the registration statement containing this prospectus.


     Common Stock


As of March 31, 2005, we had 157 shareholders of record with 13,797,302 shares of our common stock issued and outstanding. The holders of our common stock are entitled to one vote per share for each share held on all matters to be voted on by shareholders, including election of directors. A quorum for a meeting is constituted by the holders of a majority of the shares entitled to vote at such meeting that are represented in person or by proxy. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. In the event our company is liquidated, dissolved or wound up, the holders of our common stock are entitled to share pro-rata in all assets remaining available for distribution to them after payment of all liabilities. The holders of our common stock do not have any preemptive rights.


On August 15, 2002, P--CE received a subscription agreement for 500,000 shares of common stock of P--CE at $0.0001 per share from Douglas Buhler, a director of P--CE at that time. However, the subscription agreement was never accepted by P--CE and Mr. Buhler never paid for the 500,000 shares. Inadvertently P--CE issued a certificate for 500,000 shares to Mr. Buhler. Since the shares were not fully paid at the time of issue, P--CE decided to cancel share certificate #3 registered in the name of Douglas Buhler and returned such shares to P--CE's treasury. Mr. Buhler, however, has never returned share certificate #3 to us. All share figures in this prospectus reflect the cancellation of the shares that were improperly issued to Mr. Buhler. There can be no assurance, however, that Mr. Buhler will not assert rights to such shares.


     Preferred stock

We are authorized to issue 200,000,000 shares of preferred stock, par value $0.0001; however, at this time, we have not issued any shares of preferred stock.


     Stock Options


As of March 31, 2005, there are no outstanding stock options owned by anyone.


     Additional Information Describing Securities

Reference is made to our articles of incorporation and by-laws which are available for inspection at our offices or which can be viewed through the EDGAR data base at http://www.sec.gov as exhibits to this registration statement on Form SB-2.


     Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or listed on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell our common stock. The foregoing required penny stock restrictions will apply to our common stock until our common stock reaches and maintains a market price of $5.00 or greater.


                     Interest of Named Experts and Counsel.

There are no agreements contingent upon the filing of this registration statement, and no one will receive a direct or indirect interest in us as a result of this registration of securities.


The audited financial statements of P--CE as at August 31, 2004, 2003 and 2002, appearing in this prospectus and registration statement have been prepared by Mendoza, Berger & Company, LLP, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The unaudited financial statements for the three month periods ended November 30, 2004 and 2003, appearing in this prospectus and registration statement have been prepared by us.

On March 14, 2005, RAD Laboratories Inc. sold 500,000 shares of our common stock registered in its name to Viking Investment Management Co., Limited in order to raise funds to pay one of our outstanding obligations. Viking Investment Management Co., Limited holds these shares in trust for members of Devlin Jensen, our legal counsel.



     Disclosure of Commission Position on Indemnification for Securities Act
                                  Liabilities.

According to Section 78.7502 of the Nevada Revised Statutes, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

The directors may cause us to purchase and maintain insurance for the benefit of any person who is or may be entitled to indemnification as mentioned above against any expense or liability from which he is or may be so entitled to be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or controlling persons of P--CE pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of P--CE in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                 Certain Relationships and Related Transactions.

There are no transactions or proposed transactions during the last two years to which we were a party, in which any director, executive officer, or a family member of any director or executive officer had or is to have a direct or indirect material interest exceeding $60,000, except for the following:

     (i) the acquisition of the intellectual property rights to the workplace environment technology (the "Technology") from Benjamin Moglin, a previous director of P--CE, in exchange for 2,000,000 shares of our common stock, which Technology is to be used by us in our development of our workplace environment product;

     (ii) the assignment agreement entered into between Benjamin, Moglin, Richard Stieler, Allan Quattrin and P--CE, dated April 2004, whereby Benjamin Moglin, Richard Stieler and Allan Quattrin assigned all of their right title and interest in and to the invention known as the Peripheral Support Apparatus and Method (the workplace environment technology mentioned in (i) immediately above) for which an application has been filed in the United States Patent and Trademark Office as a provisional application on November 15, 2002 and assigned serial number 60/426,447, and replaced on November 14, 2003 and assigned serial number 10/712,395, to P--CE for the consideration of $1.00 and other good and valuable considerations, the receipt of which was acknowledged by each of the parties;

     (iii) a management agreement (the "Management Agreement") entered into between P--CE and Mr. Quattrin, dated August 1, 2002, whereby Mr. Quattrin provides management services as the President and CEO of P--CE in exchange for $12,500 per month (the "Base Fee").

The Management Agreement includes a termination fee, where in the event that the Management Agreement is terminated, or fails to renew due to failure of agreement after the issuance of a non-renewal notice, or otherwise, Mr. Quattrin shall receive a termination fee equal to the sum of: (a) buy-out of any outstanding stock options for a price equal to the fair market value of P--CE's shares, determined for the 30 days preceding termination and as determined in accordance with accounting principles, multiplied by the number of shares under option and less the exercise price thereof or, at the optionee's election and subject to any required regulatory approval, extension of the option for a period of two (2) years after termination or, at the optionee's election, the immediate vesting and exercise of all granted options and the immediate right to employ `net exercise' privileges in accordance with the practice of U.S. companies or, if established in accordance with P--CE's stock option plan, in accordance with such plan; plus (b) the greater of: (I) the aggregate remaining Base Fee for the unexpired remainder of the Term; or (II) an annual Base Fee (Base Fee multiplied by twelve) plus one month of Base Fee for each year, or portion thereof, served after the Effective Date; but that such aggregate sum of this section (b) (therefore not including section (a) amounts) shall not exceed the Base Fee multiplied by 24.

In addition, the Management Agreement includes a disability provision, where if Mr. Quattrin is unable to continue an employment, whether through disability or otherwise, and Mr. Quattrin consequently is unable to provide the services adequately, then P--CE shall fund a disability plan which shall continue for a period of two (2) years of seventy five (75%) percent of the average Base Fee and Incentive Fee (to be defined hereinbelow) of the two years preceding termination ("Disability Fund Sum"). If physically capable, Mr. Quattrin shall be made available for consultation for up to ten (10) hours per week, non-cumulative, at no cost to P--CE. For additional hours per week, Mr. Quattrin shall be paid at a per diem rate (any time spent in a day shall be deemed to be a full day) equal to the per annum Disability Fund Sum divided by 260.

Furthermore, the Management Agreement includes a provision for a Base Fee Adjustment, where the Base Fee may be renegotiated annually at the request of either party. In the event that the parties cannot agree then the Base Fee shall be increased by the greater of 5% or the amount of the cost of living index increase as published by the U.S. Federal government in its final annual publication of such reports. The Base Fee may be temporarily adjusted in the event that sales of P--CE in any quarter are less than operating costs of P--CE and then at the end of the subsequent quarter should negative cash flow be still occurring Mr. Quattrin's Base Fee shall, together with other management personnel subject to the same formula, be reduced pro rata to reduce costs to balance incoming revenue and outgoing expense but only up to a 50% reduction of the Base Fee. The reduction of Base Fee shall be ameliorated upon P--CE's revenue increasing sufficiently to pay some or all deferred Base Fee (the Base Fee payment shall increase to its normal rate in direct proportion to positive cash flow). Any reduction of Base Fee shall be treated as a shareholder loan, without interest, and shall be paid from profit before dividends.

Moreover, the Management Agreement includes a provision for an incentive fee, where in addition to the Base Fee, Mr. Quattrin shall also receive an incentive fee (the "Incentive Fee") which shall be no less than that established by the Board for other management. For all management, Incentive Fees shall not exceed 20% of before tax profit of P--CE and shall have an aggregate maximum `cap' for all management of one million dollars ($1,000,000).

Finally, the Management Agreement includes a provision for vacation, where Mr. Quattrin shall be entitled to up to four weeks paid vacation per year; and


Mr. Quattrin was paid $28,000 in the fiscal year ended 2004 and has received approximately $2,160 for the three month period ended November 30, 2004. Mr. Quattrin has agreed in a letter to the Company to not accrue any compensation owing to him under the Management Agreement up to November 30, 2004.


     (iv) a consulting agreement (the "Consulting Agreement") entered into between P--CE and Benjamin Moglin, dated November 1, 2003, whereby Mr. Moglin provides consulting services designed to assist P--CE in the area of computer technology, ergonomics and biomechanics to help develop the business of P--CE in exchange for $2,500 per month. The Consulting Agreement is for a term of three months, with such term to be extended on a month to month basis at the sole discretion of the Board of Directors of P--CE.

On July 24, 2002, we issued 4,500,000 shares of common stock to Mr. Allan Quattrin, Mr. Benjamin Moglin and Mr. Richard Stieler, at a purchase price of $0.0001 per share for total gross proceeds in cash of $450.00.

On July 30, 2002, RAD Laboratories Inc., a Belize company beneficially owned by Mr. Benjamin Moglin, subscribed for 2,000,000 shares of common stock at a deemed price of $0.0001 as consideration for the transfer of the intellectual property rights to the workplace environment technology which is to be used by us in our development of our workplace environment product.

On August 15, 2002, Mr. Allan Quattrin subscribed for 2,000,000 shares of common stock at a purchase price of $0.0001 per share for total gross proceeds in cash of $200.00.


                            Description of Business.

P--CE was incorporated under the laws of the State of Nevada on November 8, 2001. The current corporate structure is a private company.

We are an innovative start-up company that has developed an affordable and high-design ergonomic computer workstation for professional and consumer markets. With a rapid growth of the information industry, more jobs and tasks now revolve around the computer-monitor-keyboard setting, and the increasing amount of time spent in that setting has dramatically hastened the onset of injuries associated with repetitive motion injuries and poor workspace design. Consumer awareness, acceptance and demand for solutions to these problems is just beginning to grow.

On March 19, 2004, we entered into a purchase and sale agreement (the "Purchase and Sale Agreement") with PC Frame, Inc., a Korean company, whereby we agreed to purchase 20 personal computing environment unit setting frames (each a "PCE Frame") from PC Frame, Inc., with 5 modifications to be made to 19 of the PCE Frames for a total purchase price of $24,520.00.

On March 29, 2004, we entered into a purchase and sale agreement (the "Purchase and Sale Agreement") with PC Frame, Inc., a Korean company, whereby we agreed to purchase 25 PCE Frames from PC Frame, Inc., for a total purchase price of $28,603.00.

On August 16, 2004, we entered into a supply contract agreement (the "Supply Contract") with True Corporation Public Company Limited ("True"), a company incorporated under the laws of Thailand, whereby we have agreed to supply, install and assembly train True with twenty-five personal computing environment units (each a "PCE") in accordance with the terms of the Supply Contract in exchange for: (i) True paying us $11,434.50 within 15 days of the date of issuance of a purchase order by True for 3 prototype PCE's that have already been delivered to and accepted by True; (ii) True issuing to us a letter of credit in the amount of $37,268.00, which may be fully drawn against upon proper presentment of a bill of lading, a commercial invoice and a certificate of origin with respect to the frames of the PCE; (iii) within 30 days after the date of acceptance of the PCE's by True in accordance with the terms of the Supply Contract, pay us $46,585.00; and (iv) within 30 days after 12 months from the date of acceptance of the PCE's by True in accordance with the terms of the Supply Contract, pay us $9,317.00. The total consideration expected to be received by us in accordance with this Supply Contract is $105,875.00.

                           Description of the Product


Our personal computing environment (the "PCE") product aligns people in a comfortable, ergonomically correct, and bio-mechanically correct position. The PCE allows the user to adjust monitor(s), and input devices along x, y and z axis, thereby reducing susceptibility to musculoskeletal disorders and repetitive strain injuries that result from poor workstating setup and extended use. Starting with the modular support frame design, the PCE can be personalized and customized for an individual user or an entire user group. This includes technology integration, including PC, monitors, speakers, input devices and other peripherals. Color and chair options are also available. The PCE's are fully adjustable for the body frames of the top 95% of the female population and the bottom 95% of the male population. For the smaller females and the larger males, we offer custom PCE's.


The frame of the PCE is made of enamel-coated steel, weighing approximately 160 pounds (including chair), for durability and stability. The frame design is expandable, designed to hold anywhere between one and eight monitors. It can support up to 200 pounds in monitor weight.

Recognizing the significant investment businesses and consumers may have in their own devices, we sell our environments with or without technology components, like computers and monitors, so standard hardware and peripherals can be easily installed by the buyer. Wired or wireless, the cable management design makes it simple for users to add or subtract new technologies, entertainment devices and communications products.


We are pursuing out-sourced manufacturing of our own branded computers, displays, and accessories (speakers, keyboards, mouse, web cam, shelving, etc.). We believe this strategy will enable us to capture higher margins rather than selling partner products at lower margins, to build our brand portfolio and provide buyers with robust options to expand and personalize their workspace that is intended to induce product loyalty.



Product Sourcing


As part of our "best brands" strategy to offer exciting customization choices for customers, P--CE expects to source its ergonomic and technology/ electronic products from leading suppliers in the United States, Korea and China:



Future Products

P--CE intends to develop and maintain market leadership through aggressive R&D and continuous product improvement based on customer feedback, ongoing assessment of market needs, and product evolution concepts from leading industrial designers and engineers in the United States and Korea.

Future P--CE product development is anticipated to focus on using the PCE product as a centerpiece for new computing, display, entertainment and communication technologies that advance the way in which people work, play and exchange information.


For example, P--CE has completed the research and development, prototyping, and testing of a second generation PCE based on an aluminum extrusion design. The second generation product is 1/3 lighter in weigh, allows for rapid assembly, and has a reduction in manufacturing costs of 40%. We expect to produce 40 sample units to use in sales activities in the second quarter of 2005.



Product Patents

A U.S. Provisional Application for a utility patent for the PCE unit was submitted by the law firm of Smart & Biggar/Featherstonhaugh on November 15, 2002. This submission of a Provisional Application effectively established a priority date for patent protection against similar technology subsequent to the filing date. A preliminary search conducted through the University of British Columbia was unable to establish the existence of any similar technology registered for patents prior to the submission date of the Provisional Applications. In addition, a US Design Patent Application was also submitted to the U.S. Patent Office on November 15, 2002.


After an obligatory 12-month waiting period, P--CE filed for a PCT Application on November 14, 2003, thus making it possible to secure patent protection for the invention in the U.S. and approximately 120 other countries. P--CE was issued a PCT number of PCT\CA03\01777 on November 14, 2003. The PCT application received a positive preliminary examination report to the effect that all of the claims had novelty, inventive step and industrial applicability. National entry into the various countries in which protection is desired is the next step.



Competition

P--CE has created the "personal computing environment" category. There is no clear competition that integrates technology and electronics into a computing workspace. Currently, ergonomic solutions are offered primarily by furniture and ergonomic office products companies, such as Humanscale, which is a key supplier and partner of P--CE. Other leading office suppliers of ergonomic furniture include Herman Miller, Inc., and Biomorph Interactive Desks. Microsoft had unsuccessfully attempted to integrate technology into furniture, with its La-Z-Boy Explorer over three years ago, and a concept product from a collaboration between MIT, Philips Electronics, Nokia, Hewlett- Packard, and Acer America drew media attention, but never made it to market.

Even though there is currently no clear competition to our PCE product, other leading office suppliers that are well financed may produce a "knock off" product design until our patents are issued and devote significant financial resources to build a dominant market profile and sales leadership.


Strategy

P--CE intends to concentrate on building rapid awareness and demand for its products in regions, countries and target markets in which technology adoption is high and profitable, initially concentrating on the United States and Asian countries.

We intend to prove the productivity benefits and increases from our ergonomic-designed workstation and demonstrate how they can be adapted for wide range of industries and applications. Through trade shows, research and demonstrations, we have presented the PCE to multiple potential target markets for which the PCE presents an innovative and logical solution and will focus on selling to those markets.

From a product development perspective, P--CE intends to partner with leading industrial designers and engineers, as well as best brands in comfort, computing, display and entertainment technologies to incorporate their ideas and products so we continuously provide exciting products and options for our target markets.

P--CE intends to sell and market its product through resellers who distribute to our primary target markets, beginning in the United States, Korea, Japan and Thailand. Our secondary distribution phase is expected to focus on securing reseller/distribution agreements in European Union.

P--CE's Target Markets

Markets segments in which P--CE expects to concentrate its sales and marketing efforts are:

     Corporate enterprise, including call centers: The two most critical business issues that corporations deal with are the health and productivity of their employees. P--CE provides a long overdue solution for industries and individuals that have a high incidence of workstation-induces injuries and disorders, including repetitive strain injuries and cumulative trauma disorders. In a call center environment, corporations that invest in the PCE provide their employees with the most advanced ergonomic workstation available, one that also offers space utilization benefits.

     Gaming: LAN and Gaming Centers across the world offer significant volume sales opportunities. With surround sound speakers and a 3-monitor "surround sight" option available, gamers can finally get a true immersion experience as well as correct ergonomics alignment for extended play. PCE's can accommodate both gaming consoles as well, Sony Playstation and X-Box, for a complete gaming system.

     Small Office/Home Office (SOHO): The mega-trend toward tele- commuting and home-based business has led to explosive growth in the home technology market. The number of home offices numbers more than 36 million and is growing at 15% per year. P--CE has the potential to become the digital epicenter of the home office, by converging the computer, entertainment, information, home control and display technologies into one networked "Digital Home Command Center."

     Financial brokerages: With a scalable design that can hold four or more LCD monitors, P--CE has attracted interest from the financial brokerage resellers where multi-monitor configurations and instantaneous access to information can be delivered in correct ergonomic positioning.

     Radiology: P--CE will soon participate in an analytical study with General Electric Medical Systems at UCLA Medical Center to measure the potential productivity gains of P--CE's ergonomic environment, for radiologists in a radiology reading room setting. Should the study yield anticipate results, GE Medical is interested in imbedding its software and digital displays into our PCEs and co-marketing this integrated, ergonomic solution to the radiology community.

     Education: P--CE has already received an order from New York City- based The King's College to outfit their new computer center with our PCE's. Our ergonomic and progressive form factor is expected to be a clear differentiator in the highly competitive academic marketplace and help colleges attract students seeking progressive technology experience.

     CAD, Graphic and Web Design and Video Editing: The engineering, design and creative communities that spend 8-12 hours daily in a PC environment, often require multiple monitors, have shown considerable interest.


P--CE's Market

The rapid growth of computer and video-based products as an intrinsic extension of people's lives, and their increasingly extended use for both business and personal needs, has created an identifiable global market for products that provide healthy support and replace poorly designed computing environments.

A consistently growing global appetite for PCs and related technology products further signify a market for an ergonomic computer station. Annual PC shipments totaled more than 136.9 million units in 2003 according to Gartner Dataquest. In addition, year-over-year unit shipment growth for 2004 has increased to 11.4%, with total PC shipments increasing to 152.5 million.

In addition, video gaming (including console, PC and online) has surpassed the movie industry as the premiere source of entertainment (in the U.S. alone, over $10 billion is spent annually). Korea alone accounts for 6.7% of the world online gaming market, and posted a 69% revenue growth last year. Gaming "rooms" there number approximately 30,000 with an average of 50 computers per center, and Korean gamers stay online an average of 64 hours a month, compared to 16 hours in the U.S.

With strong computer and gaming growth projected, the anticipated rise in injuries from extended use and poorly designed computing stations is also expected to climb. For example:

     Musculoskeletal disorders are the USA's most costly category of workplace injuries and illnesses. Repetitive Strain Injury (RSI) has become the number one work-related health problem, according to OSHA. In addition to spending $20 billion annually on worker's compensation costs due to RSIs, the U.S. spends another $100 billion on lost productivity, employee turnover, and other indirect expenses. (The Agency for Health Care Policy and Research).

     Liberty Mutual spent $50 million in a single year on wrist claim injuries, attributable to the fact that when keyboard use increases from 1-4 hours per day, the probability of acquiring Cumulative Trauma Disorders increases from 45% to 92%.


Market Needs

"Ergonomic and related disorders represent the largest group of preventable job injuries in the U.S.," notes former U.S. Assistant Secretary of Labor for OSHA, Charles Jeffress.

Industry experts note the bottom line savings and benefits for corporations from correct ergonomic work environments:

     "Preventative ergonomics is much more economical than reactive ergonomics," notes Alan Hedge, Ph.D., director of the human factors and ergonomics laboratory at Cornell University (Ithaca, NY). "If you choose the best ergonomic designs from the outset, ergonomics will work like a vaccination, protecting your employees while they are at work. If you treat ergonomics as a Band-Aid, you will spend time forever fighting fires without ever achieving companywide success."

     "There has been an evolution in the way ergonomics is perceived," says Karl Jacobsen, senior vice president of loss prevention at Liberty Mutual Insurance Company. "Today, the emphasis has shifted from a reactive to a proactive philosophy. The emphasis is now on using ergonomics to achieve strategic business objectives."

     "Proactive companies realize that ergonomics is not only an injury reduction issue, but that it is a human performance issue," says Ergonomics at Work's Joel McIntyre. "If workstations and work areas are designed to maximize human performance through ergonomics, the performance of the Company is increased as well."


Sales and Marketing

     Distribution Partners

Existing and potential product distribution partners for P--CE include international resellers, exclusive country distributorships, retailers, online through www.mypce.com and vendor partners. P--CE is also exploring
        -------------
direct-to-consumer strategies in several countries including home shopping networks and infomercials.

Reseller and distribution partners that P--CE has begun discussion with include:

     Richards Electronics, a global provider of engineered solutions, serving the RF and wireless communications, medical imaging, security and display systems markets, with more than 70 sales offices and 45 stocking locations throughout the world.

     CDW: a leading provider of technology solutions for business, government and education, a principal source of technology products and services for such leading brands as Apple, Cisco, HP, IBM and Sony.

     Seanx: IT supplier to Canadian retail chains, including Best Buy.

     Shenkle Shultz: Largest reseller to the U.S. security monitoring industry.

     Sound and Cinema Inc.: Large reseller for home theater and networking products.

     Office Elements: Ergonomic office furniture distributor based in the U.S.

     Sanwa Supply (Japan): The #1 positioned IT related supplier (Computer furniture, Computer accessories, and Computer peripherals) in Japan in terms of the number of products, retail stores (7000 retailers) and yearly sales turnover.


     Best Buy retail chain: North American retail chain.

     Fry's Electronic retail chain: California based retail chain.

     Quick Micro wholesale: California based wholesaler with retail customers in California, Oregon, Washington and Arizona.


P--CE is currently solidifying a number of vendor-partner online selling relationships, including:


     -    Alienware, the dominant manufacturer of high-end gaming PC
     -    Humanscale, the leading manufacturer of ergonomic office products.
     -    Voodoo Computers - Canada
     -    Dell Computers - United States
     -    Apple Computers - Unites States
     -    Lenovo Computers - China
     -    Shuttle Computer - Taiwan


There can be no assurance, however, that P--CE will actually achieve a distribution or reseller relationship with any of the aforementioned companies.


Marketing

Our global marketing strategy is anticipated to create brand and product awareness, and generate customer demand and sales within targeted professional and consumer vertical markets.

     We expect to create awareness through public relations and face-to-face marketing programs that allow influential media and potential customers to experience the product, and drive traffic to www.mypce.com. These programs
                                                  -------------
     include international, national and regional trade shows, launch events, major city road shows, mall tours and sponsorship of video gaming championships.

     We expect to undertake high profile co-marketing promotions that have the greatest potential to drive sales with vendor partners, resellers, and media companies, including MTV, TechTV and Video Gaming media companies.

     We expect to implement direct-to-consumer programs, including infomercials, online and home shopping networks that are proven sales generators, especially for new products and technology introductions.

     We expect to target our vertical professional markets with direct marketing campaigns that present a compelling problem-solution benefit for P--CE ergonomic products.


Governmental Regulations

Currently, we are not subject to any unique government regulations, beyond that of any other computer workplace manufacturer. P--CE's workplace environment may be manufactured, imported, and exported to and from the U.S. and Canada with no special regulations.


Research and Development

During the fiscal years ended August 31, 2002 and 2003, we spent Nil and $166,864, respectively on research and development of P--CE's workplace environment.


Reports to Security Holders

We are not currently required to deliver an annual report to security holders. None will be provided until such time as one is required. Once we become a reporting issuer in the United States upon the effectiveness of this registration statement and the filing of a Form 8-A, we will be required to deliver an annual report to our stockholders prior to or with the distribution of proxy materials relating to annual stockholder meetings.

We have not previously filed reports with the Securities and Exchange Commission, nor with any other securities regulator. However, once we become subject to reporting requirements under section 13 or 15(d) of the U.S. Securities and Exchange Act of 1934, as amended, we will be required to file the following with the SEC: (i) quarterly reports on Form 10-QSB; (ii) an annual report on Form 10-KSB; (iii) a Form 8-K to report the occurrence of certain reportable events; (iv) preliminary and definitive copies of our proxy statement and form of proxy to be submitted to our stockholders; and (v) the annual report to stockholders.

Copies of this, and all future reporting materials filed with the SEC may be obtained at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information as to the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically at http://www.sec.gov.


           Management's Discussion and Analysis or Plan of Operation.

The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements and the notes thereto. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, the development plans for our growth, trends in the results of its development, anticipated development plans, operating expenses and our anticipated capital requirements and capital resources. Our actual results could differ materially from the results discussed in the forward-looking statements.

Overview


This management's discussion and analysis focuses on key statistics from the unaudited Financial Statements for the first quarter of 2005 and the Audited Financial Statements for the year ended August 31, 2004 and 2003, and pertains to known risks and uncertainties relating to the computer environment manufacturing sector. Management knows of no known trend, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity or revenues or income. The reported financial information is not necessarily indicative of future operating results and future financial condition as consumer awareness, acceptance and demand for our product are just beginning to grow. This discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with our Financial Statements and related notes and material contained in other parts of this registration statement. All monetary amounts are expressed in US dollars.


Management's Discussion and Analysis for the Three Months ended November 30,
2004

Results of Operations
================================================================================
                                      Nine months ended
                              Nov. 30, 2004       Nov. 30, 2003     % Change
Revenues                       $108,648            Nil               N/A
Gross Margin                   $ 31,525            Nil               N/A
Net Loss                       $(60,217)          $(100,561)         40%
Basic and Diluted Earnings
 (Loss) Per Share              $(0.00)            $(0.02)           100%
================================================================================

Revenues

Revenue for the first quarter ending November 30, 2004 was $108,648. There were no revenues in the first quarter ended November 30, 2003. Our sales are the result of expanding market awareness of our products created through our tradeshow appearances and ongoing advertising campaigns in key industry periodicals.

Expenses

Cost of goods sold for the first quarter ending November 30, 2004 were $77,123. For the first quarter ended November 30, 2003 there was no costs.

Product development and promotion expenses decreased to Nil for the three months ended November 30, 2004 from $3,436 for the three months ended November 30, 2003.

General and administrative expense decreased slightly to $91,742 for the three months ended November 30, 2004 compared to $97,125 for the three months ended November 30, 2003.

Earnings/Losses

Due to the sale of product in the first quarter ended November 30, 2004 we were able to reduce the loss from $100,561 in the three months ended November 30, 2003 to a loss of $60,217 for the three months ended November 30, 2004.

Business Expansion

We continued to expand our base of operations between year ended and the first quarter ended November, 2004, as we pursued our ongoing investment in manufacturing and technology alliances, warehousing/distribution facilities and marketing activities.

Liquidity and Capital Resources

We raised a total of $1,278,423 by way of equity investment from inception to November 30, 2004, of which Nil was raised during the three month period ended November 30, 2004.

Management's Discussion and Analysis for the Year Ended August 31, 2004

Results of Operations
================================================================================
                                 YEAR ENDED      YEAR ENDED      % Change
                                    2004            2003
Revenues                          $8,164          $90,550           91%
Gross Margin                      $2,466          $53,377           95%
Net Loss                          $(595,081)      $(607,416)         2%
Basic and Diluted Earnings
 (Loss) per Share                 $(0.07)         $ (0.13)          46%
================================================================================

Revenues

For the year ended August 31, 2004, our net sales were only $8,164 as compared to 90,550 for the year ended August 31, 2003. The revenues for the year ended August 31, 2003 were the result of sales conducted by our then Korean distributor, PCE Korea, which then possessed the distribution rights in Korea as well as PCE units for a trade show held in August of 2003.

Expenses

Cost of goods sold for the year ended August 31, 2004 was $5,696 compared to $37,173 for the year ended August 31, 2003.

Production development and promotion expenses decreased from $317,417 for the year ended August 31, 2003 to $89,123 for the year ended August 31, 2004. The expenses for year ended August 31, 2003 were due to initial design costs with potential manufactures and the scale of trade shows attended such as Comdex in November 2002. In the fiscal year ended August 31, 2004, we reduced marketing efforts to focus on the product refinement to market the PCE to the masses.

General and administrative expenses increased to $508,426 for the year ended August 31, 2004 from $343,376 for the year ended August 31, 2003. This increase is attributed to costs associated the settlement of a dispute with our previous Korean distributor, PCE Korea, increased accounting services and legal costs associated with preparation of this registration statement.

Earnings/Losses

We had a net loss of $595,081 for the year ended August 31, 2004 as compared to a net loss of $607,416 for the year ended August 31, 2003.

Business Expansion

We continued to expand our base of operations during the year ended August 31, 2004, as we pursued our ongoing investment in manufacturing and technology alliances, warehousing/distribution facilities and marketing activities. We negotiated manufacturing arrangements with partners in South Korea and China to produce the PCE units more cost efficiently and to prepare for volume demand increases. We secured technology suppliers in China for computer production, and the sourcing of LCD monitors, monitor arms and sound systems. We established US headquarters and warehousing facilities in Indio, CA, for shipping and customs coordination, and product distribution. Offices for our Canadian headquarters were secured in Vancouver, B.C. Marketing activities undertaken included a three-month advertising campaign by Stuff magazine that featured our product, the production of sales and marketing kits, and initiating the re-design of an enhanced website.

Liquidity and Capital Resources

We had a cash balance of $37,688 at August 31, 2004, however, we expect the need to raise additional capital in order to provide financing for future operations.

We have raised $1,278,423 through stock sales since we started operations on November 8, 2001, of which $729,359 were raised in the year ended August 31, 2004.

Management's Discussion and Analysis for the Year Ended August 31, 2003

Results of Operations
================================================================================
                                 YEAR ENDED        YEAR ENDED
                                    2003              2002          % CHANGE
Revenues                          $  90,550          $  -              N/A
Gross Margin                      $  53,377          $  -              N/A
Net Loss                          $(607,416)         $  -              N/A
Basic and Diluted Earnings
 (Loss) per Share                 $   (0.13)            -              N/A
================================================================================

Revenues

For the year ended August 31, 2003, our net sales were $90,550 compared to Nil for the year ended August 31, 2002 as we had no sales in the year ended August 31, 2002. Pursuant to the continued equity funding received throughout fiscal 2002 and 2003, we have continued with the development of the PCE and have noticed an increased demand for the PCE.

Expenses

Cost of goods sold for the year ended August 31, 2003 were $37,173 (41% of Sales) compared to Nil (0% of sales) year ended August 31, 2002 due to production of PCE units for trade shows and promotion. The corresponding gross margins were $53,377 for year ended August 31, 2003 compared with Nil for August 31 2002.

Advertising and promotion expenses increased from Nil for the year ended August 31, 2002 to $12,766 for the year ended August 31, 2003.

Legal and accounting fees increased from Nil for the year ended August 31, 2002 to $17,452 for the year ended August 31, 2003, predominantly due to additional professional fees associated with P--CE's reporting issuer efforts.

Rent expense increased as we needed a presence in California, which comprised a majority of the rent expense of Nil for the year ended August 31, 2002 to $74,107 for the year ended August 31, 2003, predominantly due to the expansion to California.

Consultant fees have increased from Nil for the year ended August 31, 2002 to $85,347 for the year ended August 31, 2003. This rise was a result of compensation being paid out based on sales and manufacturing and marketing efforts. Compensation was paid to key subcontractors and consultants to support our substantially increased activities such as engineering and design, administration, sales and marketing initiatives and product production.

Earnings/Losses

PCE units were in the planning stages for the delivery of systems to customers and resellers. The net loss from September 1, 2002 to August 31, 2003 was $(607,416).


Business Expansion

During the fiscal year ended August 31, 2003, the company researched, designed and manufactured prototypes units; established product sourcing arrangements for software and hardware components; secured booth space and exhibit property for the product launch at the Comdex IT Show in November 2002 in Las Vegas; participated in other trade shows in the video gaming, radiology and technology markets; created a website and marketing and public relations materials; sought strategic alliances with leading manufacturers of computers and ergonomic products, both for product sourcing as well as sales and co-marketing opportunities; continued to conduct market and consumer research to determine how to adapt the product to different industries and applications; entered into an international distribution agreement with a group called PCE Korea for Korea distribution; manufactured units for the product launch in Korea, and launched the product in Asia at Comdex Korea in August 2003.


Capital Expenditures

From August 31, 2002 to August 31, 2003 we purchased office computers and furniture totaling $4,697.

Liquidity and Capital Resources

For the year ended August 31 2003, our loss from operations of $(607,416) resulted from only having net sales of $90,550 and total expenses of $660,793 compared to Nil for the fiscal year ended August 31, 2002. The increase being attributable to our marketing activities and product customization for our various target markets.


During the fiscal year ended August 31, 2003, we raised $549,064 by way of equity investment into the Company.



            Market for Common Equity and Related Stockholder Matters.

There are currently no markets where our common equity is traded.

There are no options, warrants to purchase, or securities convertible into our common equity.


Our common equity that, as of March 31, 2005, could be sold pursuant to Rule 144 and are not being registered pursuant to this registration statement would include shares issued to certain seed shareholders. The following is a comprehensive list of those seed shareholders and their share holdings as at March 31, 2005:

Name                 Date Shares were Issued   Holdings as at March 31, 2005
-------------------  -----------------------   -----------------------------
Evolution Man Inc.        Aug. 15, 2002              2,016,666 (1)

Quattrin, Allan           July 24, 2002              1,500,000

RAD Laboratories Inc.     July 24, 2002              2,500,000 (2)

Stieler, Richard          July 24, 2002              1,350,000

(1)  Mr. Allan Quattrin has voting and investment control over these shares.

(2) Mr. Benjamin Moglin has voting and investment control over these shares. On March 14, 2005, RAD Laboratories Inc. sold 500,000 shares to Viking Investment Management Co., Limited in order to raise funds to advance to us in order to pay an outstanding obligation. Viking Investment Management Co., Limited holds these shares in trust for members of Devlin Jensen, our legal counsel.

As of March 31, 2005, we had 157 shareholders on record, with a total of 13,797,302 shares of our common stock issued and outstanding.

As of March 31, 2005, there were no other classes of shares of our common stock optioned or subject to a warrant to purchase.


We do not plan to pay dividends for the foreseeable future.

Holders of our common stock are entitled to receive dividends as may be declared by our board of directors. Our board of directors may, from time to time, declare and we may pay dividends in cash, property, or its own shares, except when we are insolvent or when the payment thereof would render us insolvent. The board is not obligated to declare a dividend. We have not paid any dividends since our inception. It is not anticipated that dividends will be paid in the foreseeable future.


                             Executive Compensation.

The person acting as the President and Chief Executive Officer within P--CE has remained consistent throughout fiscal years ended August 31, 2002 and 2003. The person acting as COO and Secretary of P--CE was appointed to these positions on June 15, 2004.

While we were in a start-up phase, management decided to work for little compensation in order to allow for additional funds to be put towards growing the business. We do not, as of September 30, 2004, offer any bonus plans, group or individual medical plans, or insurance coverage of any type.

The following table sets forth in summary form all the compensation awarded to, earned by, or paid to our President and Chief Executive Officer. None of our other executive officers received salary, bonus and any other form of compensation exceeding $100,000 during the fiscal years ended August 31, 2002 and 2003.

                                                    Other     Re-        Securities             All
Name and                                            Annual    stricted   Underlying             Other
Principal           Fiscal                          Compen-   Stock      Options/     LTIP      Compen-
Position            Year     Salary       Bonus     sation    Awards     SARs         Payouts   sation
-----------------   ------   ----------   -------   -------   --------   ----------   -------   -------



Quattrin, Allan      2004    $28,000(1)     Nil       Nil       Nil        Nil          Nil       Nil
President and CEO    2003    $22,500        Nil       Nil       Nil        Nil          Nil       Nil
Director             2002    Nil            Nil       Nil       Nil        Nil          Nil       Nil

(1) Mr. Quattrin entered into a Management Agreement with P--CE on August 1, 2002, whereby he was to receive $12,500 per month as compensation for acting as the President, CEO, CFO and director of P--CE. However, during the fiscal year ended August 31, 2003, Mr. Quattrin only received a salary of $22,500 and during the fiscal year ended August 31, 2004, he only received a salary of approximately $28,000. Mr. Quattrin has agreed in a letter to the Company to not accrue any compensation owing to him under the Management Agreement up to November 30, 2004.


Proposed Compensation


While we are in our development stage, management has decided to work for little or no compensation until December 1, 2004, in order to allow for additional funds to be put towards growing the business.

The following table shows the amount which we intend to pay our executive officers starting as of December 1, 2004, and the time which our executive officers are expected to devote to our business. If the Company is unable to pay the proposed compensation to the executive officers in cash, then the executive officers have verbally indicated to the Company that they will take stock based on the market value at that time as consideration for their services rendered to the Company. There can be no assurance, however, that such verbal agreements to take stock in lieu of cash will be binding upon the officers.


                                    Approximate          Approximate time
                                    time devoted to      intended to be devoted
                     Proposed       P--CE's Business     to P--CE's Business
                     Annual         Fiscal year ending   Fiscal year ending
Name                 Compensation   Aug. 31, 2004        Aug. 31, 2005
------------------   ------------   ------------------   ----------------------

Quattrin, Allan       $150,000             100%                   100%


Sheppard, Bruce(1)     $75,000               5%                    15%


(1) Mr. Sheppard was appointed as the COO, Secretary and a Director of P--CE on June 15, 2004.


Employment Agreements

We have entered into a Management Agreement with Mr. Allan Quattrin, dated August 1, 2002, whereby Mr. Quattrin provides management services as the President and CEO of P--CE in exchange for $12,500 per month. See "Certain Relationships and Related Transactions" for a detailed description of this agreement.


Long Term Incentive Plans - Awards in Last Fiscal Year


As at March 31, 2005, there were no Long Term Incentive Plans implemented or awarded.



Employee Pension, Profit Sharing Insurance or Other Retirement Plans


As at March 31, 2005, we did not have a benefit, pension plan, profit sharing, insurance plan or other retirement plan, although we may adopt one or more of such plans in the future.

Compensation of Directors

We do not pay our directors for attending meetings of the board of directors, although we expect to adopt a director compensation policy in the future. We have no standard arrangement pursuant to which our directors are compensated for any services provided as a director or for committee participation or special assignments.


Compensation Committee Interlocks and Insider Participation

We do not currently have a compensation committee. Decisions as to compensation are made from time to time with no set policies, or formulas used as a guide.

The following table shows the persons who participated in deliberations of our board of directors concerning executive officer compensation.

Name                 Offices Held
-----------------    --------------

Douglas Buhler       Director (1)

Benjamin Moglin      Director (2)

Allan Quattrin       President, CEO and Director

(1) Douglas Buhler was removed from the board of directors by a majority of the shareholders of P--CE effective September 19, 2003.
(2)  Benjamin Moglin resigned as a director of P--CE on September 22, 2003.


Financial Statements


The unaudited financial statements for the three month period ended November 30, 2004 and the audited financial statements for the years ended August 31, 2004, 2003 and for the period from inception (November 8, 2001) through August 31, 2004, are included herein.

                              P--CE COMPUTERS, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                      NOVEMBER 30, 2004 AND AUGUST 31, 2004




                                                        November 30, 2004
ASSETS                                                     (Unaudited)       August 31, 2004
                                                         ----------------    ----------------
Current assets:
Cash                                                     $        16,741     $        37,688
Accounts receivable                                               61,031                  --
Inventory                                                         30,921              60,199
Prepaid expenses                                                   2,967               2,927
                                                         ----------------    ----------------
  Total current assets                                           111,660             100,814

Equipment, net of accumulated depreciation                        18,363              19,616
Patent, net of amortization                                        8,757               8,916
                                                         ----------------    ----------------

Total assets                                             $       138,780     $       129,346
                                                         ================    ================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable                                         $        67,969     $        19,554
Accrued liabilities                                                9,067              11,087
Credit cards payable                                              10,210               5,577
Other payables                                                    18,623                  --
                                                         ----------------    ----------------

Total current liabilities                                        105,869              36,218

Commitments and contingencies                                         --                  --

Stockholders' equity (deficit):
Preferred stock:$0.0001 par value; 200,000,000
  shares authorized; 0 shares issued and outstanding
                                                                      --                  --
Common Stock:
  $0.0001 par value; 200,000,000 shares authorized;
  13,797,302 shares issued and   outstanding at
  November 30 and August 31, 2004, respectively                    1,380               1,380
Paid in capital                                                1,294,245           1,294,245
Deficit accumulated during development stage                  (1,262,714)         (1,202,497)
                                                         ----------------    ----------------

Total stockholders' equity (deficit)                              32,911              93,128
                                                         ----------------    ----------------

Total liabilities and stockholders' equity (deficit)     $       138,780     $       129,346
                                                         ================    ================
















                   The accompanying notes are an integral part
                          of these financial statements

                              P--CE COMPUTERS, INC.
                          (A Development Stage Company)
                              STATEMENTS OF INCOME
                           FOR THE THREE MONTHS ENDED
                           NOVEMBER 30, 2004 AND 2003
         AND FROM INCEPTION (November 8, 2001) THROUGH NOVEMBER 30, 2004
                                   (UNAUDITED)


                                                                                Cumulative
                                                                               amount from
                                                                                inception
                                             For the three months              (November 8
                                                     ended                        2001)
                                      -----------------------------------        through
                                        November 30,       November 30,        November 30,
                                            2004               2003                2004
                                      ----------------   ----------------    ----------------

Net sales                             $       108,648    $            --     $       207,362
Cost of sales                                  77,123                 --             119,992
                                      ----------------   ----------------    ----------------
Gross profit                                   31,525                 --              87,370

Expenses
  Product development and
   promotion                                       --              3,436             406,540
  General and administrative                   91,742             97,125             943,544
                                      ----------------   ----------------    ----------------
Total expenses                                 91,742            100,561           1,350,084
                                      ----------------   ----------------    ----------------

Loss before provision for income
  taxes                                       (60,217)          (100,561)         (1,262,714)
Provision for income tax                           --                 --                  --
                                      ----------------   ----------------    ----------------
Net loss                              $       (60,217)   $      (100,561     $    (1,262,714)
                                      ================   ================    ================

Loss per share (basic and
  diluted)                            $        (0.00)    $         (0.02)
                                      ================   ================

Weighted average number of shares
  Outstanding (basic and diluted)          13,797,302          4,500,000
                                      ================   ================
























                   The accompanying notes are an integral part
                          of these financial statements

                              P--CE COMPUTERS, INC.
                          (A Development Stage Company)
                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
           FROM INCEPTION (November 8, 2001) THROUGH NOVEMBER 30, 2004


                                            Common stock                                          Deficit
                           -----------------------------------------------------------------    accumulated         Total
                                              Par value                                            during       Stockholders'
                             Number of       $0.0001 per        Paid in        Common stock     development         Equity
                               shares           share           capital         subscribed         stage          (deficit)
                           --------------   --------------   --------------   --------------   --------------   --------------
Balance at  inception
(November 8, 2001)                    --    $          --    $          --    $          --    $          --    $          --
Issuance of common
  stock for cash               4,500,000              450               --               --               --              450
Net income (loss)                     --               --               --               --               --               --
                           --------------   --------------   --------------   --------------   --------------   --------------

Balance at August
  31, 2002                     4,500,000              450               --               --               --              450

Common stock
  subscribed at various
  dates during 2003
  (7,808,842 shares)                  --               --               --          549,064               --          549,064
Net loss                              --               --               --               --         (607,416)        (607,416)
                           --------------   --------------   --------------   --------------   --------------   --------------

Balance at August
  31, 2003                     4,500,000              450               --          549,064         (607,416)         (57,902)

Common stock issued
  for cash                     9,209,902              921        1,277,052         (549,064)              --          728,909

Common stock issued
  for services                    87,400                9           17,193               --               --           17,202

Net loss                              --               --               --               --         (595,081)        (595,081)
                           --------------   --------------   --------------   --------------   --------------   --------------

Balance at August 31,
  2004                        13,797,302            1,380        1,294,245               --       (1,202,497)          93,128

Net loss                                                                                             (60,217)         (60,217)
                           --------------   --------------   --------------   --------------   --------------   --------------

Balance at November
  30, 2004 (Unaudited)        13,797,302    $       1,380    $   1,294,245    $          --    $  (1,262,714)   $      32,911
                           ==============   ==============   ==============   ==============   ==============   ==============




















                   The accompanying notes are an integral part
                          of these financial statements

                              P--CE COMPUTERS, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
              FOR THE THREE MONTHS ENDED NOVEMBER 30, 2004 AND 2003
         AND FROM INCEPTION (November 8, 2001) THROUGH NOVEMBER 30, 2004
                                   (UNAUDITED)

                                                                                                  Cumulative
                                                                                                 Amount from
                                                           For the             For the            Inception
                                                         three months        three months     (November 8, 2001)
                                                            ended               ended              through
                                                         November 30,        November 30,        November 30,
                                                             2004                2003                2004
                                                       ----------------    ----------------    ----------------

Cash flows from operating activities:
Net loss                                               $       (60,217)    $      (100,561)    $    (1,262,714)
Adjustments to reconcile net loss to net cash used
  in operating activities:
Depreciation and amortization                                    2,041                 551               7,812
Stock issued for services                                           --                  --              17,202
Changes in operating assets and liabilities:
  Accounts receivable                                          (61,031)                 --             (61,031)
  Inventory                                                     29,278                (195)            (30,921)
  Prepaid expenses                                                 (40)             (4,700)             (2,967)
  Accounts payable                                              48,415              (2,885)             67,969
  Accrued liabilities                                           (2,020)            (15,815)              9,067
  Credit cards                                                   4,633                  --              10,210
  Other payables                                                18,623              (3,077)             18,623
                                                       ----------------    ----------------    ----------------

Net cash used in operating activities                          (20,318)           (126,682)         (1,226,750)
                                                       ----------------    ----------------    ----------------

Cash flows from investing activities:
  Acquisition of patent and equipment                             (629)             (1,831)            (25,380)
  Development of patent                                             --                  --              (9,552)
                                                       ----------------    ----------------    ----------------

Net cash used in investing activities                             (629)             (1,831)            (34,932)
                                                       ----------------    ----------------    ----------------

Cash flows from financing activities:
  Issuance of common stock for cash                                 --             129,869           1,278,423
                                                       ----------------    ----------------    ----------------


Net cash provided by financing activities                           --             129,869           1,278,423
                                                       ----------------    ----------------    ----------------

Net increase in cash                                           (20,947)              1,356              16,741

Cash, beginning of period                                       37,688              16,755                  --
                                                       ----------------    ----------------    ----------------

Cash, end of period                                    $        16,741     $        18,111     $        16,741
                                                       ================    ================    ================


SUPPLEMENTAL DISCLOSURE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
   Issuance of stock for services                      $            --     $            --     $        17,202
                                                       ================    ================    ================









                   The accompanying notes are an integral part
                          of these financial statements

                              P--CE COMPUTERS, INC.
                          (A Development Stage Company)
            NOTES TO FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
        NOVEMBER 30, 2004 AND 2003 AND FROM INCEPTION (November 8, 2001)
                            THROUGH NOVEMBER 30, 2004
                                   (UNAUDITED)


1.   BUSINESS AND ORGANIZATION
     -------------------------

P--CE Computers, Inc. (the Company) was incorporated on November 8, 2001 as Coleman Energy U.S., Inc. in the state of Nevada. On December 6, 2001, the name of the corporation was changed to World Energy Resource Group, Inc., and on July 9, 2002, to P--CE Computers, Inc. The Company is developing a computer workspace station and intends to sell distributorships for the workstation internationally. The Company has completed its prototype units and is in the process of developing a commercial product.

The Company has been in the development stage since its inception, November 8, 2001. It is primarily engaged in raising capital and developing a marketable computer workstation product.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

Property and Equipment
----------------------
Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is three to seven years.

Patent
------
The cost of the patent development is capitalized and is amortized on a straight-line basis over its useful life of 15 years. Amortization expense for the three months ended November 30, 2004 was $159 and $159 for the three months ended November, 2003.

Use of Estimates
----------------
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company is of the opinion that it has made no estimates or assumptions that could result in any significant or material difference in the results reported.

Revenue Recognition
-------------------
The Company recognizes revenue when both title and risk of loss transfers to the customer, provided that no significant obligations remain. Pursuant to Securities and Exchange Commission's Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, the Company does not recognize revenue for product shipments until received by the customer, although title transfers to the customer on substantially all products when shipped. There was no in-transit customer shipment for the periods ended November 30, 2004 and 2003.

Effective July 22, 2003, the Company entered into a distribution agreement whereby it received an initial fee of $30,000 which was recognized in the year ended August 31, 2003 in exchange for the distributor being appointed as exclusive distributor in South and North Korea and distribution rights in other countries listed in the agreement. The Company had no further obligations with regards to the fee. Royalty payments will be recognized on each unit sold under this agreement. The distributor has filed a law suit related to this agreement. (Note 8)

Warranty
--------
The Company sells its products to customers together with repair or replacement warranties. The accompanying financial statements from inception through November 30, 2004 do not include any amounts for estimated warranty claims based on the Company's experience of not having actually paid any claims to date and management's estimate of future expectations. All equipment resales are covered by manufacturers' limited warranty.

Inventories
-----------
Substantially all inventories in the amount of $30,921 at November 30, 2004 consist of finished products. Inventories are valued at cost, as determined by the first-in, first-out method. In the aggregate, such valuations are not in excess of market.

Income Taxes
------------
Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net Loss Per Share
------------------
In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128 "Earnings Per Share" which requires the Company to present basic and diluted earnings per share, for all periods presented. The computation of loss per common share (basic and diluted) is based on the weighted average number of shares actually outstanding during the period. The Company has no common stock equivalents, which would dilute earnings per share.

Fair Value of Financial Instruments
-----------------------------------
Financial instruments consist principally of cash and payables. The estimated fair value of these instruments approximate their carrying value.

Foreign Currency Translation
----------------------------
The Company translates the foreign currency financial statements of its foreign operations by translating balance sheet accounts at the exchange rate on the balance sheet date and the income statement accounts using the prevailing exchange rates at the transaction date. Translation gains and losses are recorded in stockholders' equity and realized gains and losses are reflected in operations. There were no material translation or exchange gains and losses for the period from inception to November 30, 2004

Research and Development Costs
------------------------------
The Company is currently in the process of establishing the technological feasibility of its computer workstation product. All costs incurred related to the product development have been charged to expense.

Impairment of Long-Lived Assets
-------------------------------
FASB issued in August 2001, SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets". In accordance with this statement, the Company periodically reviews its long-lived assets to be held and used by the Company to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, fair value is based on an estimated discounted cash flow analysis. The company has experienced no impairment losses to date.

3.   GOING CONCERN
     -------------

The accompanying financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America, contemplates the continuation of the Company as a going concern. However, the Company has been in the development stage since its inception (November 8, 2001), sustained significant losses and has used capital raised through the issuance of stock and stock subscriptions to fund activities. Continuation of the Company as a going concern is contingent upon establishing and achieving profitable operations. Such operations will require management to secure additional financing for the Company in the form of debt or equity.

Management believes that actions currently being taken to revise the Company's funding requirements will allow the Company to continue its development stage operations. However, there is no assurance that the necessary funds will be realized by securing debt or through stock offerings. No adjustment has been recorded in the financial statements to reflect this uncertainty.


4.   PROPERTY AND EQUIPMENT
     ----------------------

Property and equipment consist of the following:


                                    November 30, 2004        August 31, 2004
                                  ---------------------   ---------------------

     Computers                    $           21,177      $           21,177
     Office furniture                          4,203                   3,574
                                  ---------------------   ---------------------

                                              25,380                  24,751
     Accumulated depreciation                  7,017                   5,135
                                  ---------------------   ---------------------

                                  $           18,363      $           19,616
                                  =====================   =====================

Depreciation expense for the three months ended November 30, 2004 was $1,882 as compared to $551 for the three months ended November 30, 2003.


5.   CAPITAL STOCK
     -------------

In July 2002, the Company issued 4,500,000 shares of $0.0001 par value common stock to its directors for a capital contribution of $450.

During the year ended August 31, 2004, the Company issued 9,209,902 shares of common stock in a private placement for a total sales price of $1,277,973 an average sales price of $0.14 per share. Included in the issuance was 7,808,842 of stock subscribed at August 31, 2003.

During the year ended August 31, 2004 the Company issued 87,400 shares of common stock for services valued at $17,202 at an average price of $0.20 per share.


6.   INCOME TAXES
     ------------

The components of the deferred tax asset is as follows:

                                       November 30, 2004      August 31, 2004
                                      -------------------   -------------------
     Deferred tax assets:
     Net operating loss carryforward  $         494,000     $         470,000

     Valuation allowance                       (494,000)             (470,000)
                                      -------------------   -------------------

     Net deferred tax assets          $               -     $               -
                                      ===================   ===================

The Company had available approximately $1,245,000 and $1,185,000 of unused Federal and state net operating loss carryforwards at November 30, and August 31, 2004, respectively that may be applied against future taxable income. These net operating loss carryforwards expire through 2023 and 2013 for federal and state purposes, respectively. The State of California has suspended the use of net operating losses for years ended August 31, 2003 and 2002. There is no assurance that the Company will realize the benefit of the net operating loss carryforwards.

SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. At November 30, 2004 and August 31, 2004, valuation allowances for the full amount of the net deferred tax asset were established due to the uncertainties as to the amount of the taxable income that would be generated in future years.

Reconciliation of the differences between the statutory tax rate and the effective income tax rate is as follows:

                                              November 30, 2004       August 31, 2004
                                             -------------------    -------------------

     Statutory federal tax  (benefit) rate             (34.00)%               (34.00)%
     Statutory state tax  (benefit) rate                (5.83)%                (5.83)%
                                             -------------------    -------------------

     Effective tax rate                                (39.83)%               (39.83)%

     Valuation allowance                                 39.83%                 39.83%
                                             -------------------    -------------------

     Effective income tax rate
                                                          0.00%                  0.00%
                                             ===================    ===================


7.   COMMITMENTS
     -----------

The Company entered into an arena event box occupation agreement. The term of the agreement is September 2003 through June 2006.

Future minimum payments are as follows:

     For the year ended August 31,    Facilities       Arena Box         Total
     -----------------------------    ------------   ------------   ------------

     2005                             $        --    $    69,216    $    69,216
                                      ------------   ------------   ------------

Rent expense included in the statements of income for the three months ended November 30, 2004 and 2003 were $7,034 and $6,672, respectively

The Company has a five year management agreement with its President and Chief Executive Officer which expires in 2007 if not automatically renewed for consecutive two year periods. The agreement includes a base fee of $150,000 annually, plus an incentive fee and possible stock options in the future. The agreement has been modified and the start date has been deferred until a date subsequent to November 30, 2004. The amount of the fee to be paid under this agreement is currently being renegotiated and therefore no amount has been reflected in the financial statements.


8.   LITIGATION
     ----------

The Company and two stockholders are defendants in a lawsuit filed by a distributor for alleged fraud, misrepresentation, breach of contract, unlawful business practices and false advertising. The suit seeks $400,000 in damages. The Company intends to explore all settlement opportunities; however, if it is refused to be resolved amicably, the Company intends to vigorously defend its position. The Company has filed a cross-complaint for breach of contract and other causes of actions. No amounts have been reflected in the financial statements related to this litigation.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


To the Board of Directors and Stockholders
P--CE Computers, Inc.
Vancouver, B.C.

We have audited the accompanying balance sheets of P--CE Computers, Inc., a Nevada corporation and a development stage company (the Company), as of August 31, 2004 and 2003, and the related statements of income, stockholders' equity (deficit), and cash flows for the years then ended and for the period from inception (November 8, 2001) through August 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of P--CE Computers, Inc. as of August 31, 2004 and 2003, and the results of its operations and cash flows for the years then ended and for the period from inception (November 8, 2001) through August 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has been in the development stage since its inception (November 8, 2001) and continues to incur significant losses. The Company's viability is dependent upon its ability to obtain future financing and the success of its future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Mendoza Berger & Company, LLP
-----------------------------

/s/ Mendoza Berger & Company, LLP

February 9, 2005
Irvine, California

                              P--CE COMPUTERS, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                       AUGUST 31, 2004 AND AUGUST 31, 2003




ASSETS                                                   August 31, 2004     August 31, 2003
                                                         ----------------    ----------------
Current assets:
Cash                                                     $        37,688     $        16,755
Inventory                                                         60,199                  --
Prepaid expenses                                                   2,927               1,827
                                                         ----------------    ----------------
  Total current assets                                           100,814              18,582

Equipment, net of accumulated depreciation                        19,616               2,749
Patent, net of amortization                                        8,916               9,552
                                                         ----------------    ----------------

Total assets                                             $       129,346     $        30,883
                                                         ================    ================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable                                         $        19,554     $         7,913
Accrued liabilities                                               11,087              68,192
Credit cards payable                                               5,577                  --
Employee payables                                                     --              12,680
                                                         ----------------    ----------------

Total current liabilities                                         36,218              88,785

Commitments and contingencies                                         --                  --

Stockholders' equity (deficit):
Preferred stock:$0.0001 par value; 200,000,000
  shares authorized; 0 shares issued and outstanding
                                                                      --                  --
Common Stock:
  $0.0001 par value; 200,000,000 shares authorized;
  13,797,302 shares and 4,500,000 shares issued and
  outstanding at August 31, 2004 and August 31,
  2003, respectively                                               1,380                 450
Paid in capital                                                1,294,245                  --
Common stock subscribed, 0 and 7,808,842 shares at
  August 31, 2004 and 2003, respectively                              --             549,064
Deficit accumulated during development stage                  (1,202,497)           (607,416)
                                                         ----------------    ----------------

Total stockholders' equity (deficit)                              93,128             (57,902)
                                                         ----------------    ----------------

Total liabilities and stockholders' equity (deficit)     $       129,346     $        30,883
                                                         ================    ================














                   The accompanying notes are an integral part
                          of these financial statements

                              P--CE COMPUTERS, INC.
                          (A Development Stage Company)
                              STATEMENTS OF INCOME
                               FOR THE YEARS ENDED
                            AUGUST 31, 2004 AND 2003
          AND FROM INCEPTION (November 8, 2001) THROUGH AUGUST 31, 2004


                                                                                Cumulative
                                                                               amount from
                                                                                inception
                                              For the years ended           (November 8, 2001)
                                      -----------------------------------        through
                                         August 31,         August 31,          August 31,
                                             2004              2003                2004
                                      ----------------   ----------------    ----------------

Net sales                             $         8,164    $        90,550     $        98,714
Cost of sales                                   5,696             37,173              42,869
                                      ----------------   ----------------    ----------------
Gross profit                                    2,468             53,377              55,845

Expenses
  Product development and
   promotion                                   89,123            317,417             406,540
  General and administrative                  508,426            343,376             851,802
                                      ----------------   ----------------    ----------------
Total expenses                                597,549            660,793           1,258,342
                                      ----------------   ----------------    ----------------

Loss before provision for income
  taxes                                      (595,081)          (607,416)         (1,202,497)
Provision for income tax                           --                 --                  --
                                      ----------------   ----------------    ----------------
Net loss                              $      (595,081)   $      (607,416)    $    (1,202,497)
                                      ================   ================    ================

Loss per share (basic and
  diluted)                            $         (0.07)   $         (0.13)
                                      ================   ================

Weighted average number of shares
  Outstanding (basic and diluted)           8,397,225          4,500,000
                                      ================   ================

























                   The accompanying notes are an integral part
                          of these financial statements

                              P--CE COMPUTERS, INC.
                          (A Development Stage Company)
                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
            FROM INCEPTION (November 8, 2001) THROUGH AUGUST 31, 2004


                                                     Common stock                                 Deficit
                           ----------------------------------------------------------------     accumulated         Total
                                              Par value                                            during       Stockholders'
                             Number of       $0.0001 per        Paid in        Common stock     development         Equity
                               shares           share           capital         subscribed         stage          (deficit)
                           --------------   --------------   --------------   --------------   --------------   --------------

Balance at  inception
(November 8, 2001)                    --    $          --    $          --    $          --    $          --    $          --
Issuance of common
  stock for cash               4,500,000              450               --               --               --              450
Net income (loss)                     --               --               --               --               --               --
                           --------------   --------------   --------------   --------------   --------------   --------------

Balance at August
  31, 2002                     4,500,000              450               --               --               --              450

Common stock
  subscribed at various
  dates during 2003
  (7,808,842 shares                   --               --               --          549,064               --          549,064
Net loss                              --               --               --               --         (607,416)        (607,416)
                           --------------   --------------   --------------   --------------   --------------   --------------

Balance at August
  31, 2003                     4,500,000              450               --          549,064         (607,416)         (57,902)

Common stock issued
  for cash                     9,209,902              921        1,277,052         (549,064)              --          728,909

Common stock issued
  for services                    87,400                9           17,193               --               --           17,202

Net loss                              --               --               --               --         (595,081)        (595,081)
                           --------------   --------------   --------------   --------------   --------------   --------------

Balance at August 31,
  2004                        13,797,302    $       1,380    $   1,294,245    $          --    $  (1,202,497)   $      93,128
                           ==============   ==============   ==============   ==============   ==============   ==============
























                   The accompanying notes are an integral part
                          of these financial statements

                              P--CE COMPUTERS, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED AUGUST 31, 2004 AND 2003
          AND FROM INCEPTION (November 8, 2001) THROUGH AUGUST 31, 2004

                                                                                                  Cumulative
                                                                                                 Amount from
                                                                                                  Inception
                                                                                                 (November 8,
                                                         For the year        For the year           2001)
                                                            ended               ended              through
                                                          August 31,          August 31,          August 31,
                                                             2004                2003                2004
                                                       ----------------    ----------------    ----------------

Cash flows from operating activities:
Net loss                                               $      (595,081)    $      (607,416)    $    (1,202,497)
Adjustments to reconcile net loss to net cash used
  in operating activities:
Depreciation and amortization                                    3,823               1,948               5,771
Stock issued for services                                       17,202                  --              17,202
Changes in operating assets and liabilities:
  Inventory                                                    (60,199)                 --             (60,199)
  Prepaid expenses                                              (1,100)             (1,827)             (2,927)
  Accounts payable                                              11,641               7,913              19,554
  Accrued liabilities                                          (57,105)             68,192              11,087
  Employee payables                                            (12,680)             12,680                  --
  Credit cards                                                   5,577                  --               5,577
                                                       ----------------    ----------------    ----------------

Net cash used in operating activities                         (687,922)           (518,510)         (1,206,432)
                                                       ----------------    ----------------    ----------------

Cash flows from investing activities:
  Acquisition of patent and equipment                          (20,054)             (4,697)            (24,751)
  Development of patent                                             --              (9,552)             (9,552)
                                                       ----------------    ----------------    ----------------

Net cash used in investing activities                          (20,054)            (14,249)            (34,303)
                                                       ----------------    ----------------    ----------------

Cash flows from financing activities:
  Issuance of common stock for cash                            728,909                  --           1,278,423
  Common stock subscribed                                           --             549,064                  --
                                                       ----------------    ----------------    ----------------

Net cash provided by financing activities                      728,909             549,064           1,278,423
                                                       ----------------    ----------------    ----------------

Net increase in cash                                            20,933              16,305              37,688

Cash, beginning of period                                       16,755                 450                  --
                                                       ----------------    ----------------    ----------------

Cash, end of period                                    $        37,688     $        16,755     $        37,688
                                                       ================    ================    ================


SUPPLEMENTAL DISCLOSURE OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES:
    Issuance of stock for services                     $        17,202     $            --     $        17,202
                                                       ================    ================    ================











                   The accompanying notes are an integral part
                          of these financial statements

                              P--CE COMPUTERS, INC.
                          (A Development Stage Company)
                NOTES TO FINANCIAL STATEMENTS FOR THE YEARS ENDED
         AUGUST 31, 2004 AND 2003 AND FROM INCEPTION (November 8, 2001)
                             THROUGH AUGUST 31, 2004


1.   BUSINESS AND ORGANIZATION
     -------------------------

P--CE Computers, Inc. (the Company) was incorporated on November 8, 2001 as Coleman Energy U.S., Inc. in the state of Nevada. On December 6, 2001, the name of the corporation was changed to World Energy Resource Group, Inc., and on July 9, 2002, to P--CE Computers, Inc. The Company is developing a computer workspace station and intends to sell distributorships for the workstation internationally. The Company has completed its prototype units and is in the process of developing a commercial product.

The Company has been in the development stage since its inception, November 8, 2001. It is primarily engaged in raising capital and developing a marketable computer workstation product.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

Property and Equipment
----------------------
Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is three to seven years.

Patent
------
The cost of the patent development is capitalized and is amortized on a straight-line basis over its useful life of 15 years. Amortization expense for the year ended August 31, 2004 was $636 and $0 for the year ended August 31, 2003.

Use of Estimates
----------------
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company is of the opinion that it has made no estimates or assumptions that could result in any significant or material difference in the results reported.

Revenue Recognition
-------------------
The Company recognizes revenue when both title and risk of loss transfers to the customer, provided that no significant obligations remain. Pursuant to Securities and Exchange Commission's Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, the Company does not recognize revenue for product shipments until received by the customer, although title transfers to the customer on substantially all products when shipped. There was no in-transit customer shipment for the period ended August 31, 2004.

Effective July 22, 2003, the Company entered into a distribution agreement whereby it received an initial fee of $30,000 which was recognized in the year ended August 31, 2003 in exchange for the distributor being appointed as exclusive distributor in South and North Korea and distribution rights in other countries listed in the agreement. The Company had no further obligations with regards to the fee. Royalty payments will be recognized on each unit sold under this agreement. The distributor has filed a law suit related to this agreement. (Note 8)

Warranty
--------
The Company sells its products to customers together with repair or replacement warranties. The accompanying financial statements from inception through August 31, 2004 do not include any amounts for estimated warranty claims based on the Company's experience of not having actually paid any claims to date and management's estimate of future expectations. All equipment resales are covered by manufacturers' limited warranty.

Inventories
-----------
Substantially all inventories in the amount $60,199 at August 31, 2004 consist of finished products. Inventories are valued at cost, as determined by the first-in, first-out method. In the aggregate, such valuations are not in excess of market.

Income Taxes
------------
Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net Loss Per Share
------------------
In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128 "Earnings Per Share" which requires the Company to present basic and diluted earnings per share, for all periods presented. The computation of loss per common share (basic and diluted) is based on the weighted average number of shares actually outstanding during the period. The Company has no common stock equivalents, which would dilute earnings per share.

Fair Value of Financial Instruments
-----------------------------------
Financial instruments consist principally of cash and payables. The estimated fair value of these instruments approximate their carrying value.

Foreign Currency Translation
----------------------------
The Company translates the foreign currency financial statements of its foreign operations by translating balance sheet accounts at the exchange rate on the balance sheet date and the income statement accounts using the prevailing exchange rates at the transaction date. Translation gains and losses are recorded in stockholders' equity and realized gains and losses are reflected in operations. There were no material translation or exchange gains and losses for the two years ended August 31, 2004 and 2003, nor from inception(November 8, 2001) through August 31, 2004.

Research and Development Costs
------------------------------
The Company is currently in the process of establishing the technological feasibility of its computer workstation product. All costs incurred related to the product development have been charged to expense.

Impairment of Long-Lived Assets
-------------------------------
FASB issued in August 2001, SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets". In accordance with this statement, the Company periodically reviews its long-lived assets to be held and used by the Company to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, fair value is based on an estimated discounted cash flow analysis. The company has experienced no impairment losses to date.

3.   GOING CONCERN
     -------------

The accompanying financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America, contemplates the continuation of the Company as a going concern. However, the Company has been in the development stage since its inception (November 8, 2001), sustained significant losses and has used capital raised through the issuance of stock and stock subscriptions to fund activities. Continuation of the Company as a going concern is contingent upon establishing and achieving profitable operations. Such operations will require management to secure additional financing for the Company in the form of debt or equity.

Management believes that actions currently being taken to revise the Company's funding requirements will allow the Company to continue its development stage operations. However, there is no assurance that the necessary funds will be realized by securing debt or through stock offerings. No adjustment has been recorded in the financial statements to reflect this uncertainty.


4.   PROPERTY AND EQUIPMENT
     ----------------------

Property and equipment consist of the following:


                                    August 31, 2004         August 31, 2003
                                  --------------------    --------------------

     Computers                    $            21,177     $             4,697
     Office furniture                           3,574                      --
                                  --------------------    --------------------

                                               24,751                   4,697
     Accumulated depreciation                  (5,135)                 (1,948)
                                  --------------------    --------------------

                                  $            19,616     $             2,749
                                  ====================    ====================

Depreciation expense for the years ended August 31, 2004 and 2003 was $3,187 and $1,948, respectively.

5.   CAPITAL STOCK
     -------------

In July 2002, the Company issued 4,500,000 shares of $0.0001 par value common stock to its directors for a capital contribution of $450.

During the year ended August 31, 2004, the Company issued 9,209,902 shares of common stock in a private placement for a total sales price of $1,277,973 an average sales price of $0.14 per share. Included in the issuance was 7,808,842 of common stock subscribed at August 31, 2003.

During the year ended August 31, 2004 the Company issued 87,400 shares of common stock for services valued at $17,202 at an average price of $0.20 per share.


6.   INCOME TAXES
     ------------

The components of the deferred tax asset is as follows:

                                        August 31, 2004       August 31, 2003
                                      -------------------   -------------------
     Deferred tax assets:
     Net operating loss carryforward  $          470,000    $          260,000

     Valuation allowance                        (470,000)             (260,000)
                                      -------------------   -------------------

     Net deferred tax assets          $                -    $                -
                                      ===================   ===================

The Company had available approximately $1,185,000 and $607,000 of unused Federal and state net operating loss carryforwards at August 31, 2004 and August 31, 2003, respectively, that may be applied against future taxable income. These net operating loss carryforwards expire through 2023 and 2013 for federal and state purposes, respectively. The State of California has suspended the use of net operating losses for years ended August 31, 2003 and 2002. There is no assurance that the Company will realize the benefit of the net operating loss carryforwards.

SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. At August 31, 2004 and August 31, 2003, valuation allowances for the full amount of the net deferred tax asset were established due to the uncertainties as to the amount of the taxable income that would be generated in future years.

Reconciliation of the differences between the statutory tax rate and the effective income tax rate is as follows:

                                               August 31, 2004        August 31, 2003
                                             -------------------    -------------------

     Statutory federal tax  (benefit) rate             (34.00)%               (34.00)%
     Statutory state tax  (benefit) rate                (5.83)%                (5.83)%
                                             -------------------    -------------------

     Effective tax rate                                (39.83)%               (39.83)%

     Valuation allowance                                 39.83%                 39.83%
                                             -------------------    -------------------

     Effective income tax rate
                                                          0.00%                  0.00%
                                             ===================    ===================


7.   COMMITMENTS
     -----------

The Company entered into an arena event box occupation agreement. The term of the agreement is September 2003 through June 2006.The Company sub-leased the event box to others. The Company received sub-lease rental income of $59,216 for each of the years ended August 31, 2004 and 2003, leaving the Company with a net expense rental of $10,000 for each of the years.

Future minimum payments are as follows:

     For the year ended August 31,           Arena Box             Total
     -----------------------------           ------------------    -------------

     2005                                    $          69,216     $     69,216
                                             ------------------    -------------

Additional rent expense offices and storage included in the statements of income for the years ended August 31, 2004 and 2003 is 37,262 and $74,107, respectively

The Company has a five year management agreement with its President and Chief Executive Officer which expires in 2007 if not automatically renewed for consecutive two year periods. The agreement includes a base fee of $150,000 annually, plus an incentive fee and possible stock options in the future. The agreement has been modified and the start date has been deferred until the 2005 fiscal year. The amount of the fee to be paid under this agreement is currently being renegotiated and therefore no amount has been reflected in the financial statements.


8.   LITIGATION
     ----------

The Company and two stockholders are defendants in a lawsuit filed by a distributor for alleged fraud, misrepresentation, breach of contract, unlawful business practices and false advertising. The suit seeks $400,000 in damages. The Company intends to explore all settlement opportunities; however, if it is refused to be resolved amicably, the Company intends to vigorously defend its position. The Company has filed a cross-complaint for breach of contract and other causes of actions. No amounts have been reflected in the financial statements related to this litigation.

                              P--CE COMPUTERS, INC.
                 6,130,636 shares of common stock to be sold by
                        certain selling security holders




                        --------------------------------
                                   PROSPECTUS
                        --------------------------------



                                  April 8, 2005


No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters. Neither the delivery of this prospectus nor any sale make hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute and offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.


                      Dealer Prospectus Delivery Obligation

Until ________, _____, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                   Indemnification of Directors and Officers.

Our Articles of Incorporation and By-laws do not speak to indemnification of every person who is or was a director of P--CE or is or was serving at our request as a director of another corporation of which we are or were a shareholder. However, according to Section 78.7502 of the Nevada Revised Statutes, our board of directors may determine whether or not to indemnify any person who is or was an officer, employee, agent, or person working to the benefit of P--CE against all costs, charges and expenses actually incurred by him.

In the Management Agreement between Allan Quattrin (the "Consultant") and P--CE (the "Company"), Article VI includes the following indemnification provisions:

"The Consultant (the "Indemnified Party") shall be indemnified and funded on a current basis for all losses, damages, legal expenses, and any other expenses or costs of any nature which may be occasioned by its service with the Company. Inter alia, this indemnity shall apply to all manner of actions, proceedings, or prosecutions, whether civil, regulatory, or criminal, to which the Indemnified Party may be subject due in whole or in part to the Services provided herein or by virtue of any office held. This indemnity shall apply both during and after its Term for all matters arising during the Term, and any extension, until any limitation period has expired in respect to any action which might be contemplated. The Company shall not refuse coverage for any purpose or reason and a strict presumption of innocence shall be applied and the Company may only seek refund of any coverage in the case of finding of fraud or criminal culpability, after exhaustion of all appeals. The Company shall diligently seek and support any such court approvals for the within indemnity as the Indemnified Party may require. The Company shall pay all such retainers and trust requirements as counsel for the Indemnified Party may require and shall pay all accounts of counsel as they come due and such accounts shall be rendered in the name of the Company and, further, should the Company fail to pay any reasonable account, it shall attorn to all such actions, summary judgments, and garnishing orders as such counsel may consider fit to enforce and receive payment of its account. The Company shall not seek to settle or compromise any action without the approval of the Indemnified Party. The Company warrants it shall employ due diligence and good faith and seek the best interests of the Indemnified Party as defendants in any action or prosecution. The Indemnified Party shall permit the Company to consult with their counsel and to be informed of any matters thereof, subject only to any requirements for legal privilege purposes. The Company shall make the Consultant party to all liability insurance policies, to the full extent permitted by such policies, which may be acquired for the benefit of all or any of the Board or management."

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or controlling persons of P--CE pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                  Other Expenses of Issuance and Distribution.

The following table sets forth our expenses in connection with this registration statement. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.


     Filing Fee - Securities and Exchange Commission        $    360.79
     Fees and Expenses of accountants and legal counsel     $ 62,000.00
     Printing Costs                                         $  1,500.00
     State Taxes                                            $         0
     Federal Taxes                                          $         0
     Miscellaneous Expenses                                 $    500.00
                                                            -------------
     Total                                                  $ 64,360.79



Recent Sales of Unregistered Securities.

Since November 8, 2001, the date of our incorporation, we have issued the following shares of our common stock for cash rendered to us, absent registration under the Securities Act of 1933, as amended (the "Securities Act"). The securities listed below were issued to persons in offshore transactions which were negotiated outside of the United States or such securities were issued pursuant to the exemption provided in Section 4(2) of the

Securities Act for transactions by an issuer not involving a public offering or the exemption provided in Regulation D.

Some of the holders of the shares of our common stock issued below may have subsequently transferred or disposed of their shares and the list does not purport to be a current listing of our shareholders.

On July 24, 2002, we issued 4,500,000 shares of common stock to Mr. Allan Quattrin, Mr. Benjamin Moglin and Mr. Richard Stieler, at a purchase price of $0.0001 per share for total gross proceeds in cash of $450.00. We believe that such issuances were exempt from registration as the securities were issued in an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.

On July 30, 2002, RAD Laboratories Inc., a Belize company beneficially owned by Mr. Benjamin Moglin, subscribed for 2,000,000 shares of common stock at a deemed price of $0.0001 as consideration for the transfer of the intellectual property rights to the workplace environment technology which is to be used by us in our development of our workplace environment product. We believe that such issuance was exempt from registration as the securities were issued in an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.

On August 15, 2002, Mr. Allan Quattrin subscribed for 2,000,000 shares of common stock at a purchase price of $0.0001 per share for total gross proceeds in cash of $200.00. We believe that such issuance was exempt from registration as the securities were issued in an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.

From August 23, 2002 to Mar. 12, 2004, we issued 1,344,131 shares of common stock to 32 United States residents at prices ranging from $0.0001 per share to $1.00 per share for total gross proceeds in cash of $157,989.70. We believe that such issuances were exempt from registration as the securities were issued under Regulation D Rule 504.

From August 23, 2002 to May 31, 2004, we issued 3,953,171 shares of common stock to 121 individuals who are non residents of the United States at prices ranging from $0.0001 per share to $0.50 per share for total gross proceeds in cash of $1,140,235.60. We believe that such issuances were exempt from registration as the securities were issued in offshore transactions which were negotiated outside of the United States and consummated outside of the United States.

The gross proceeds from the sale of all the securities will or have been used for our general operations.


                                    Exhibits.


Exhibits
3.1*      Articles of Incorporation of P--CE Computers, Inc.
3.2*      By-laws of P--CE Computers, Inc.
3.3*      Articles of Amendment dated December 6, 2001
3.4*      Articles of Amendment dated July 9, 2002
5.1       Opinion of Reed & Reed, P.C.
10.1*     Management Agreement between P--CE Computers, Inc.
          and Allan Quattrin, dated August 1, 2002
10.2*     Consulting Agreement between P--CE Computers, Inc.
          and Benjamin Moglin, dated November 1, 2003
10.3*     Purchase and Sale Agreement between P--CE Computers, Inc.
          and PC Frame, Inc., dated March 19, 2004
10.4*     Purchase and Sale Agreement between P--CE Computers, Inc.
          and PC Frame, Inc., dated March 29, 2004
10.5*     Assignment Agreement between Benjamin Moglin, Allan Quattrin,
          Richard Stieler and P--CE Computers, Inc., dated April 2004
10.6*     Supply Contract entered into between P--CE Computers, Inc.
          and True Corporation Public Company Limited, dated August 16, 2004.
10.7 Letter from Allan Quattrin to P--CE Computers, Inc., dated Feb. 7, 2005, confirming non-accrual of compensation owing up to Nov. 30, 2004
23.1      Consent of Accountants
23.2      Consent of Reed & Reed, P.C. (included in Exhibit 5.1)

* Previously filed as exhibits to the Form SB-2 filed on November 2, 2004 and incorporated by reference.



                                  Undertakings

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) For determining liability under the Securities Act of 1933, treat such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indio, California, USA, on April 8, 2005.


P--CE COMPUTERS, INC.

Per: /s/ Allan Quattrin
    -------------------------
    Allan Quattrin, President
    CEO, CFO and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.



 /s/ Bruce Sheppard
--------------------------
Bruce Sheppard, COO,
Secretary and Director
April 8, 2005

 /s/ Allan Quattrin
--------------------------
Allan Quattrin, President
CEO, CFO and Director
April 8, 2005



EXHIBIT INDEX

Exhibit #                                                                Page#
------------------                                                      -------


5.1       Opinion of Stepp Law Group                                      42

10.7      Letter from Allan Quattrin to P--CE Computers, Inc.,            45
          dated Feb. 7, 2005, confirming non-accrual of compensation owing up to Nov. 30, 2004

23.1      Consent of Accountants                                          46